UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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CARDTRONICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING  OF STOCKHOLDERS AND PROXY STATEMENT

March 31, 2015

Dear Stockholder:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (“Annual Meeting”) of Cardtronics, Inc., a Delaware corporation (“Cardtronics”), will be held on Wednesday, May 13, 2015, at 5:00 p.m., central daylight time, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. At the Annual Meeting, stockholders will be asked to:

1.Elect three Class II directors to the Board of Directors to serve until the 2018 Annual Meeting of Stockholders;

2.Adopt a resolution in which they approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Proxy Statement;

3.Ratify the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm of Cardtronics for the fiscal year ending December 31, 2015;  and

4.Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 17, 2015 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing March 20, 2015 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders also will be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

The proxy materials include this Notice, the Proxy Statement, the Annual Report to Stockholders for the fiscal year ended December 31, 2014, and the enclosed proxy card. The Proxy Statement tells you about the agenda and related matters for the Annual Meeting. It also describes how the Board of Directors operates, gives information about its director candidates, and provides information about the other items of business to be conducted at the Annual Meeting.

Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

/s/ Michael E. Keller

Michael E. Keller

General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2015

The Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting, and the Annual Report to Stockholders for the fiscal year ended December 31, 2014 are available at www.cardtronics.com.

PROXY STATEMENT

CARDTRONICS, INC.

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors  (the “Board”) of Cardtronics, Inc., for use at our 2015 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on Wednesday,  May 13, 2015, at 5:00 p.m., central daylight time, at our principal executive offices, which are located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. Directions to our offices are set forth on the last page of this Proxy Statement.

On or about April 2, 2015, we mailed a Notice of Internet Availability to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 17, 2015. The Notice of Internet Availability contains information on how to access the proxy materials and vote online. The Notice of Annual Meeting, this Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“Annual Report”) are available to you in the Investor Relations section of our website at www.cardtronics.com or, upon your request paper versions of these materials will be delivered to you by mail.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2015 Annual Meeting of Stockholders?

At the Annual Meeting, our stockholders will be asked to (1) elect three Class II  directors to serve until the 2018 Annual Meeting of Stockholders; (2) adopt a resolution in which they  approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement; (3) ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and (4) transact such other business as may properly come before the Annual Meeting. Each of the above matters that will be submitted to the stockholders for their approval (each a “Proposal”) is described in more detail on pages 6 to 11 herein.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock at the close of business on March 17, 2015. We refer to this date as the “record date.”

This Proxy Statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this Proxy Statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed J. Chris Brewster and Michael E. Keller (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

If you are a stockholder of record (as discussed in more detail below) and you properly complete and submit a proxy, your shares will be voted by the Proxy Holders in accordance with your instructions on the proxy. If you complete and submit a proxy, but do not indicate any contrary voting instructions, the Proxy Holders will vote in accordance with the recommendations of the Board. See “What are the recommendations of the Board?” below for additional information.

If you are a street name stockholder, in some cases, your shares may be voted even if you do not provide your broker, bank, or other nominee with voting instructions. At the Annual Meeting, except for Proposal No. 3 (Ratification of the Selection of the Independent Registered Public Accounting Firm), brokers will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners.  See “What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this Proxy Statement?” below for additional information.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts with our transfer agent and/or brokers, banks, or other nominees. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the  difference between holding shares as a “stockholder  of record” and holding shares in “street name”?

•Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a “stockholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

•Street Name Stockholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has provided voting instructions for you to use in directing the broker, bank, or other nominee how to vote your shares. If you fail to provide sufficient instructions to your broker, bank, or other nominee, the stockholder of record may be prohibited from voting your shares as discussed elsewhere in this Proxy Statement.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders  of a majority  of the outstanding shares  of  common stock entitled to vote as of the record  date. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. As of the record  date, there were 44,853,711 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Consequently, the presence of the holders of at least 22,426,856 shares of common stock, in person or by proxy, is required to establish a quorum for the Annual Meeting.

If less than a quorum is represented at the Annual Meeting, the presiding officer of the meeting or the holders of a majority of the issued and outstanding stock present in person or represented by proxy, at the Annual Meeting, may adjourn the meeting and the proxy holders will vote the proxies they have been authorized at the Annual Meeting in favor of such an adjournment. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the presiding officer of the meeting or the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

•Stockholder of Record. Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

•Street Name Stockholder. If you hold your shares in “street name”, please follow the instructions provided by your bank, broker, or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.

What are the recommendations of the Board?

Our Board recommends that you vote:

•FOR the election of the three nominated Class II directors;

•FOR the resolution in which the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement; and

•FOR the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761 no later than May 12,  2015;  (2) mailing in a new proxy card bearing a later date but no later than May 12,  2015;  or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you are a “street name” stockholder, you may change your vote by submitting new voting instructions to your bank, broker, or nominee in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this Proxy Statement?

Abstentions and Broker Non-Votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. Broker non-votes occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners.

Election of Directors.  A  majority of the votes cast is required for the uncontested election of directors. This means that the three Class II director nominees receiving the majority of all votes cast will be elected to our Board.  You may vote “FOR” or “AGAINST” or “ABSTAIN” for each Class II director nominee. If you “ABSTAIN,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will have no legal effect on the election of directors under Delaware law or our Bylaws. Broker non-votes are not treated as entitled to cast a vote and therefore will have no impact on the proposal.

Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. This proposal is considered a “routine” matter, so if you are a street name stockholder, your broker, bank, trust or other holder of record is permitted to vote your shares on this proposal even if the broker does not receive voting instructions from you.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation and distribution of this Proxy Statement, the proxy card, and any additional information furnished to our stockholders. In addition to this solicitation, our directors, officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $55,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance – Our Board – Director Selection and Nomination Process” and “Proposals for the 2016 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single Annual Report and/or a single Proxy Statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must provide express or implied prior consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers, and other holders of record have instituted householding. If you or your family have one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker, or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this Proxy Statement or the Annual Meeting, please contact our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4000.

Where may I obtain additional information about Cardtronics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 24,  2015. Our Annual Report, including audited financial statements, is available on our website at www.cardtronics.com. Our Annual Report is not part of the proxy solicitation material.

IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS, INC., PLEASE CONTACT OUR GENERAL COUNSEL AND SECRETARY, MICHAEL E. KELLER, AT 3250 BRIARPARK DRIVE, SUITE 400, HOUSTON, TEXAS 77042.

On the following pages, we have set forth the three proposals that are being submitted to the stockholders for their approval. Following each proposal is a summary of the proposal as well as the Board’s recommendation in support thereof.

PROPOSAL NO. 1:

ELECTION OF CLASS II DIRECTORS

Our Director Nominees

Our Board currently has nine director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our Class II directors expires at the 2015 Annual Meeting of Stockholders; the term of our Class III directors expires at the 2016 Annual Meeting of Stockholders; and the term of our Class I directors expires at the 2017 Annual Meeting of Stockholders; with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, retirement, resignation or removal. Our Class I directors are Jorge M. Diaz and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood; and our Class III directors are Julie Gardner, Steven A. Rathgaber and Mark Rossi.

Effective March 5, 2015, acting upon the recommendation of the Nominating & Governance Committee, the Board nominated J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood for re-election as Class II directors at the Annual Meeting. Each nominee is currently a director, has consented to being named a nominee in this Proxy Statement, and has indicated a willingness to serve if elected. Class II directors elected at the Annual Meeting will serve for a term to expire at the 2018 Annual Meeting of Stockholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, retirement, resignation or removal. We did not pay any third-party fees to assist in the process of identifying or evaluating these candidates.

Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of J. Tim Arnoult, Dennis F. Lynch and Juli C. Spottiswood as Class II directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A  majority of the votes cast at the Annual Meeting is required to elect each nominee as a Class II director.

Stockholders may not cumulate their votes in the election of our directors.

The names and certain information about the Class II director nominees, including their ages as of the Annual Meeting date, positions with Cardtronics, Inc., as well as the specific experience, qualifications, attributes and skills that led the Board to the conclusion that the director should be nominated to serve on the Board in light of our business, are set forth below:

Name	Age	Position
J. Tim Arnoult	66	Class II Director
Dennis F. Lynch	66	Class II Director
Juli C. Spottiswood	48	Class II Director

J. Tim Arnoult has served as a director of our company since January 2008. Mr. Arnoult provides over 30 years of banking, payments and information technology experience to our Board. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services in 2005 and 2006, President of Global Technology and Operations from 2000 to 2005, President of Central U.S. Consumer and Commercial Banking from 1996 to 2000, and President of Private Banking from 1992 to 1996. Mr. Arnoult also serves on the board of directors for Stellus Capital Investment Corporation and AgileCraft, LLC. Mr. Arnoult is experienced in the integration of complex mergers including NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004.  Since 2006 Mr. Arnoult has worked as a consultant and corporate director. Mr. Arnoult holds a Bachelor of Arts and Masters of Business Administration degrees from the University of Texas at Austin.

Mr. Arnoult has experience serving as a director for public and private companies as well as significant nonprofit and industry association boards, including the board of Visa USA. We believe Mr. Arnoult’s broad financial services background, including international responsibilities, past directorship experience and active community involvement make him well-qualified to serve on our Board, as Chairman of our Nominating & Governance Committee, on our Audit Committee, and on our Finance Committee.

Dennis F. Lynch has served as a director of our company since January 2008 and Chairman of the Board since November 2010. Mr. Lynch has over 30 years of experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch is currently a director on the board of Fiserv, Inc (NASDAQ:FISV), a global technology provider to banks, credit unions, lenders and investment firms. Mr. Lynch is also currently a director and was previously the chairperson (from 2009 through 2011) of the Secure Remote Payments Council, a cross-industry group dedicated to accelerating more secure methods of conducting consumer payments in the internet/mobile marketplace. From 2005 to 2008, Mr. Lynch served as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions with NYCE Corporation, including serving as President and Chief Executive Officer from 1996 to 2004, and as a director from 1992 to 2004. Prior to joining NYCE Corporation, Mr. Lynch served in a variety of information technology and products roles, ultimately managing Fleet Boston’s consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005 to 2007. Mr. Lynch was also a founding director of YANKEE24 Network, an electronic payments network serving the New England region and served as its Chairman from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of the Electronic Funds Transfer Association. Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.

Mr. Lynch’s extensive experience in the payment industry and his leading role in the introduction and growth of various card products and payment solutions make him a valuable asset to our Board. We leverage Mr. Lynch’s knowledge of card products and payment solutions in developing our strategies for capitalizing on the proliferation of prepaid debit cards. Additionally, Mr. Lynch’s service on a number of corporate boards and his experience as the Chief Executive Officer of NYCE Corporation, provide him with the background and leadership skills necessary to serve as Chairman of our Board and as a member of our Compensation Committee, our Nomination & Governance Committee, and our Finance Committee.

Juli C. Spottiswood has served as a director of our company since May 2011. Ms. Spottiswood is Senior Vice President and General Manager of Blackhawk Engagement Solutions (“BES”), a division of Blackhawk Network Holdings Inc. (NASDAQ: HAWK) a leading prepaid and payments network (“Blackhawk”). BES provides customized engagement, incentive and rebate programs for consumers, employees and sales channels. Ms. Spottiswood was previously President, Chief Executive Officer and a member of the board at Parago, Inc., a marketing services company which was sold in November, 2014 to Blackhawk.  Ms. Spottiswood co-founded Parago in 1999, originally serving as the company's Chief Financial Officer.  Ms. Spottiswood also brings to the Cardtronics Board a high-level profile within the prepaid card industry; previously serving as a board member and treasurer of the Network Branded Prepaid Card Association, a nonprofit association formed to promote the use of prepaid cards as an alternative payment vehicle. In 2009, Ms. Spottiswood was the recipient of the Ernst & Young Entrepreneur of the Year award in the Southwest region. Ms. Spottiswood holds a Bachelors of Business Administration in Accounting from the University of Texas.

Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen. Her knowledge of the payment industry and innovation makes her a well-qualified asset to our Board, to our Finance Committee, and as Chairman of our Audit Committee.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES IDENTIFIED ABOVE.

Continuing Directors

In addition to the Class II directors to be elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, Inc., as well as the specific experience, qualifications, attributes and skills that led the Board to the conclusion that the director should serve on the Board in light of our business are set forth below:

Name	Age	Position
Jorge M. Diaz	50	Class I Director
G. Patrick Phillips	65	Class I Director
Julie Gardner	57	Class III Director
Steven A. Rathgaber	61	Class III Director
Mark Rossi	58	Class III Director

Jorge M. Diaz has served as a director of our company since December 2004. Mr. Diaz is the Division President and

Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc. (“Fiserv”), and has held that position since April 1994. Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions. Mr. Diaz sold National Embossing Company to Fiserv in April 1994. Mr. Diaz serves as a director for the local chapter of the Boys and Girls Club, a national non-profit organization.

Mr. Diaz’ extensive experience in the electronic funds transfer processing industry, as well as his long-standing association with our company, makes him uniquely qualified to serve on our Board, our Compensation Committee, and our Nominating & Governance Committee.

G. Patrick Phillips has served as a director of our company since February 2010. Mr. Phillips retired from Bank of America in 2008, after a 35-year career, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips also serves on the board of directors of USAA Federal Savings Bank where he serves as Chairman of the Finance and Audit Committee. He also is a member of the board of Novant Health, a healthcare company operating in North Carolina, South Carolina, Georgia and Virginia. In addition, Mr. Phillips serves as an adviser to the financial services practice of Bain & Company, a global management consulting firm. Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School of Business at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.

Mr. Phillips’ extensive experience in the banking industry and the electronic payments industry makes him uniquely qualified to serve on our Board, our Audit Committee, and as Chairman of our Compensation Committee.

Julie Gardner was appointed as a director of our company on October 24, 2013.  Ms. Gardner has over 25 years of marketing experience in the retail industry and was cited by Forbes in 2012, as the 11th most influential Chief Marketing Officer in the world.  Ms. Gardner currently serves as the North American Chairwoman of the Bonial International Group's Advisory Board.  Ms. Gardner retired from her retail career in 2012, after most recently serving as Executive Vice President and Chief Marketing Officer for Kohl's Department Stores. During her 14 year tenure at Kohl's, 887 new stores were opened and 25 new brands were launched to the portfolio of private, exclusive and national brands. She has been credited for the successful launch of numerous exclusive brands including Simply Vera Wang, Elle, Food Network, Chaps, Dana Buchman, Candies, Lauren Conrad, Jennifer Lopez and Tony Hawk. While at Kohl's, Ms. Gardner created the Kohl's Cares program, the first philanthropic strategy for the company, which raised over $200 million between 2000 and 2012 for children's health and educational programs, and lead the funding and development of the TED educational program with the TED organization.  From 1985 to 1999, Ms. Gardner served in a number of positions for Eckerd Corporation, a retail drug store company operating over 3,000 stores in the Southeast and Southwest, serving as Chief Marketing Officer from 1994 to 1999. Prior to joining Eckerd Corporation, Ms. Gardner served in Account Management with two advertising firms.  Her vast success has led to numerous awards, including 20 Addy Awards, 30 RACie awards and an Emmy Award from the Arts and Sciences.

Ms. Gardner has expansive marketing and advertising experience in the retail industry and we believe her experience and her background with rapid business expansion, as well as her insights with drugstore chains, a key retailer constituent of Cardtronics, make her well-qualified to serve on our Board and as a member of our Nominating & Governance Committee and Compensation Committee.

Steven A. Rathgaber has been our Chief Executive Officer (“CEO”) and has served as a director of our company since February 1, 2010. From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC (“NYCE”), a wholly-owned subsidiary of Fidelity National Information Services, Inc., which is an electronic funds transfer and debit card processing business. Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004. From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company. From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank. Mr. Rathgaber served on the board of Everlink Payment Services, a joint venture between the United States-based NYCE and Celero, a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009. Mr. Rathgaber presently serves on the Advisory Board of a private equity firm, Platform Partners, based in Houston, Texas. Mr. Rathgaber also served as Chairman of the Everlink board from June 2004 until May 2006. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.

The Board has concluded that Mr. Rathgaber should continue to serve as a director for our company based upon the following reasons, among others: (1) his current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory, and governance insights to the Board; and (2) his considerable role in the management of our company enables him to continually educate and advise the Board on our business, industry and related opportunities and challenges.

Mark Rossi has served as a director of our company since November 2010. Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C., a Connecticut based private equity firm. The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with a  particular emphasis on technology and telecommunications, health care services and products, and business services. Cornerstone and its predecessor firm have provided financing to a large number of successful companies including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Novatel Wireless, Inc., and Equitrac, Inc.  Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America. Mr. Rossi’s industry focus is on business services and technology companies. Mr. Rossi is involved in a number of community and philanthropic activities. He is a founding member of Project Y.E.S.S. (Young Executives Supporting Schools), and is a member of the Board of Trustees at Saint Vincent College in Latrobe, Pennsylvania. After graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts Degree in Economics, Mr. Rossi earned a Master of Business Administration Degree from the J.L. Kellogg School of Management at Northwestern University where he was an F.C. Austin Scholar.

Mr. Rossi has extensive financial services experience, is a member of the board of directors of several companies, and serves as Chairman of the board of directors of Maxwell Technologies Inc. (a publicly traded company), which makes him well-qualified to serve on our Board, our Audit Committee, Compensation Committee, and as Chairman of our Finance Committee.

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program, and we value your opinion. Based on the stockholder vote on the frequency of an advisory vote on executive compensation that took place at our 2011 Annual Meeting, the Board determined to hold the vote on executive compensation annually until the next stockholder vote on the frequency of such advisory vote. Thus, our stockholder advisory vote to approve executive compensation currently takes place annually, and the next such vote will take place at our 2016 Annual Meeting of Stockholders.  As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the key objectives described below.  Stockholders are given an opportunity to cast an advisory vote on the frequency of “say-on-pay” votes every six years, with the next opportunity expected to occur in connection with our Annual Meeting in 2017:

Objectives	How Our Executive Compensation Program Achieves The Objectives

The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall stockholder value.

We believe our executive compensation program aligns the interests of management with those of our investors  and creates incentives for and rewards performances of the individuals based on our overall success and the  achievement of financial objectives.  Specifically, our compensation program provides management with the incentive to achieve or maximize certain company-level performance measures. Each year, based upon the expected circumstances and conditions confronting us for that  year, the Compensation Committee selects performance metrics that it believes will produce the best return for our stockholders given the then-current conditions. For 2014, the  Compensation Committee selected (1) Adjusted Earnings before Interest, Taxes, and Amortization (“Adjusted EBITA”), as defined below in the  “Compensation Discussion and  Analysis” or “CD&A”; (2) Adjusted Earnings per Share, as defined below in the CD&A; and (3) Revenues, as reported in our audited financial statements.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table for 2014 and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to adopt the following resolution at the 2015 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Cardtronics, Inc. approve, on an advisory basis, the compensation of Cardtronics, Inc.’s Named Executive Officers as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders of Cardtronics, Inc. pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”

This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on our Board or our Compensation Committee, will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action. Although the vote is non-binding, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE ADVISORY RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 3:

RATIFICATION OF THE SELECTION OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending December 31, 2015.

We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP for the fiscal year ending December 31, 2015 has been recommended by our Audit Committee and approved by our Board. Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and has recommended, and our Board has approved, their inclusion therein. See “Audit Matters—Report of the Audit Committee” included elsewhere in this Proxy Statement.

Although stockholder ratification of the selection of KPMG LLP is not required, our Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. However, if the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of the company and our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31,  2015.

CORPORATE GOVERNANCE

The remainder of this Proxy Statement sets forth important information regarding our corporate governance; stock ownership by our directors, executive officers, and other persons owning more than 5% of our stock; executive officers; compensation practices for executive officers and directors; related person transactions; audit matters; procedures for submitting proposals for the 2016 Annual Meeting of Stockholders; and directions to our offices.

Our Governance Practices

We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, Related Persons Transactions Policy, Whistleblower Policy, and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com and you may also request a copy of each document at no cost by writing (or telephoning) the following: Cardtronics, Inc., Attention: General Counsel and Secretary, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, (832) 308-4000.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers, and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, and other accounting and finance officers. We intend to disclose any amendments to or waivers of these codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and persons performing similar functions, on our website at www.cardtronics.com promptly following the date of any amendment or waiver. Since becoming a publicly traded company on December 10, 2007, we have not granted to any officer or employee a waiver to our Code of Ethics or our Financial Code of Ethics.

Our Board

Board Size

Our Board of Directors currently has nine director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our current Class II directors expires in 2015; the term of our Class III directors expires in 2016; and the term of our Class I directors expires in 2017. Each director holds his or her office until a successor is duly elected and qualified or until the earlier of his or her death, retirement, resignation, or removal. Our Class I directors are Jorge M. Diaz, and G. Patrick Phillips; our Class II directors are J. Tim Arnoult, Dennis F. Lynch, and Juli C. Spottiswood; and our Class III directors are Steven A. Rathgaber, Julie Gardner and Mark Rossi. Our Board currently has one vacant director position. We anticipate filling this vacancy with a director having international business experience to assist us in our international expansion efforts.

The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason.

Pursuant to the provisions of our Bylaws, any vacancy may be filled only by a majority vote of the directors then in office, although less than a quorum, or a sole remaining director. Any director so chosen to fill a vacancy will hold office until the next election of the class for which such director was designated at the time of his or her appointment and until his or her successor is duly elected and qualified, unless sooner displaced.

Director Independence

As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to the Nominating & Governance Committee. Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation, the Nominating & Governance Committee has determined that all of our directors are independent under the applicable standards set forth by the NASDAQ and SEC, with the exception of Mr. Rathgaber, our Chief Executive Officer.

In making these independence determinations, the Nominating & Governance Committee, in conjunction with our Board, considered the following relationships and transactions and found that they did not impact the independence of the applicable directors:

•Jorge M. Diaz. Mr. Diaz is an executive officer with Fiserv Output Solutions, a division of Fiserv. Fiserv serves as one of our vendors with respect to the processing of our ATM transactions. The amounts paid to Fiserv for the years ended December 31, 2014, 2013, and 2012 were not material.

•Dennis F. Lynch.  In 2012, Mr. Lynch, the chairman of our Board, was elected to the board of directors of Fiserv.  As noted above, we have a business relationship with Fiserv but that relationship is not material.  Prior to joining Fiserv’s board of directors, Mr. Lynch disclosed his nomination to that board to our Nominating & Governance Committee. After a review of the relationship between our company and Fiserv, our Nominating & Governance Committee determined that Mr. Lynch’s service on Fiserv’s board did not create a conflict of interest with his service on our Board.

•G. Patrick Phillips.  Mr. Phillips serves on the board of directors of USAA Federal Savings Bank (“USAA”) where he serves as Chairman of the Finance and Audit Committee. USAA is one of many financial institutions that brand our ATMs and is a customer of our Allpoint network, the largest surcharge-free ATM network within the U.S. (based on the number of participating ATMs).  The amounts received from USAA for the years ended December 31, 2014, 2013, and 2012 were not material.

Board Leadership Structure; Role in Risk Oversight

The Board has determined that having a non-executive director serve as Chairman of the Board is in the best interest of our stockholders at this time. Our CEO is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of the Board provides guidance to our CEO and sets the agenda for Board meetings and presides over meetings of the full Board as well as the executive sessions of independent directors. We believe this structure ensures a greater role for the non-executive directors in the oversight of our company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of the Board.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic and regulatory risks, and others, such as the impact of competition, change in consumer behavior, and technological changes. Management is responsible for the day-to-day management of risks our company faces, while our Board, as a whole and through its committees, has the responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chairman has regular discussions with our CEO and other executive officers to discuss strategy and risks facing us, and the Board is regularly updated by our management on strategic matters involving our operations.

While our Board is ultimately responsible for risk oversight, each of our Board committees assists our Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and, in accordance with the NASDAQ Listing Standards, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as described in more detail in “Compensation Discussion and Analysis” below. The Nominating & Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Meetings

Meetings. Our Board held a total of seven meetings (four quarterly and three special meetings) and also acted through unanimous written consent five times during the year ended December 31, 2014. During 2014, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which such person served.

Executive Sessions; Presiding Director.  According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting and did so during the fiscal year ended December 31, 2014. The Chairman of the Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.

Annual Meeting Attendance. A majority of our directors attended our 2014 annual meeting held on May 21, 2014. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service

Members of our Audit Committee are prohibited from serving on the audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties, as required by applicable securities laws and NASDAQ listing standards.

Board and Committee Self-Evaluation

Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. The Nominating & Governance Committee leads the Board’s self-evaluation effort by conducting an annual evaluation of the Board’s performance. Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.

Director Selection and Nomination Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include: (1) possessing the qualifications of an “independent” director in accordance with applicable NASDAQ listing rules; (2) capacity to devote sufficient time to learn and understand our marketplace and industry and to prepare for and attend our meetings; (3) commitment to enhancing stockholder value; (4) ability to develop productive working relationships with other board members and management; (5) demonstrated skills, background, and competencies that complement and add diversity to the Board; and (6) possessing demonstrated experience in international business. The Nominating & Governance Committee does not require that a successful candidate possess each and every criteria.

The Board of Directors values diversity as a factor in selecting nominees to serve on the Board, and believes that the diversity which exists in its composition provides significant benefit to the Board and the Company. Although there is no specific policy on diversity, the Nominating & Governance Committee considers diversity as part of its criteria in selecting nominees for directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience, and international business experience.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board.

The Nominating & Governance Committee did not receive stockholder nominations for the Annual Meeting.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, generally not later than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting. The written request must include the following:

•the name and address of the person or persons to be nominated;

•the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;

•the information regarding each such nominee required by paragraphs (a), (d), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC;

•a signed consent by each nominee to serve as our director, if elected;

•the nominating stockholder’s name and address;

•the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and

•in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at an annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the nominating stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2016 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: General Counsel and Secretary.

Our Secretary (or any successor to the duties thereof) will review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication, and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated to a committee of our Board to or to an executive officer, our Secretary may forward such communication to the executive or the chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officer to the person submitting the communications.

Committees of Our Board

General

Board Committees. Our Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Finance Committee. Each committee is comprised of independent directors as currently required under the applicable SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.

The table below provides the current composition of each committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
J. Tim Arnoult	X		X*	X
Jorge M. Diaz		X	X
Julie Gardner		X	X
Dennis F. Lynch		X	X	X
G. Patrick Phillips	X	X*
Steven A. Rathgaber
Mark Rossi	X	X		X*
Juli C. Spottiswood	X*			X

____________

*	Committee Chairman.

Audit Committee. Our Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations and NASDAQ listing standards and our Corporate Governance Principles. In addition, the Board, in its business judgment, has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NASDAQ listing standards and that its Chairman, Ms. Spottiswood, qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations. For information regarding the business experience of Ms. Spottiswood, please read “Proposal No. 1: Election of Class II Directors—Our Director Nominees” above.

The Audit Committee is appointed by our Board to:

•assist the Board in fulfilling its oversight responsibilities with respect to our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;

•assist the Board in overseeing the integrity of our financial statements;

•assist the Board in overseeing our compliance with legal and regulatory requirements;

•assist the Board in overseeing the qualifications, independence and performance of our independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services;

•assist the Board in overseeing the effectiveness and performance of our internal audit function;

•prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual meeting of stockholders; and

•perform such other functions as our Board may assign to the Audit Committee from time to time.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting, or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel, or our independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent registered public accounting firm and management regarding our financial reporting. The Audit Committee meets periodically with management and the independent registered public accounting firm in separate executive sessions, as needed, to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth below under the “Audit Matters—Report of the Audit Committee” section included below.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2014.

Compensation Committee. Our Nominating & Governance Committee, in its business judgment, has determined that all five directors on the Compensation Committee satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. Pursuant to its charter, the Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. The Compensation Committee also has the authority to delegate responsibility for the day-to-day management of executive compensation to our senior officers.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•oversee the responsibilities of the Board relating to compensation of our directors and executive officers;

•produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations; and

•design, recommend, and evaluate our director and executive compensation plans, policies, and programs.

In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Compensation Discussion and Analysis” and “Executive Compensation” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for additional information on its consideration and determination of director compensation.  Pursuant to its charter, the Compensation Committee has the sole authority, at our expense, to retain, terminate and approve the fees and other retention terms of outside consultants to advise the Compensation Committee in connection with the exercise of its powers and responsibilities.

The Report of the Compensation Committee is set forth under the “Compensation Committee Report” section included below.

The Compensation Committee held eight meetings and also acted by unanimous written consent one time during the fiscal year ended December 31, 2014.

Nominating & Governance Committee. The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders, and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “Corporate Governance—Our Board—Director Selection and Nomination Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the purpose of the Nominating & Governance Committee is to serve as an independent and objective body to:

•assist the Board by identifying individuals qualified to become Board members and to recommend that the Board select the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board;

•recommend to the Board director nominees for each committee of the Board;

•advise the Board about appropriate composition of the Board and its committees;

•advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

•lead the Board in its annual review of the performance of the Board and its committees; and

•perform such other functions as our Board may assign to the Nominating & Governance Committee from time to time.

The Nominating & Governance Committee held four meetings and also acted by written consent twice during the fiscal year ended December 31, 2014.

Finance Committee. Our Nominating & Governance Committee, in its business judgment, has determined that the Finance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under the NASDAQ listing standards and our Corporate Governance Principles. To assist the Finance Committee, the following members of our management are invited to all meetings: Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and our Treasurer. The Finance Committee assists our management with respect to derivative arrangements, significant financing arrangements and investment decisions, reviewing and approving certain acquisitions/investments above management’s approval level and the development and oversight of a comprehensive plan to mitigate interest rate exposure. Accordingly, the Finance Committee will review and recommend to the Board an Interest Rate Risk Management Policy and any changes thereto at least annually.

In November of 2014, upon recommendation of the Nominating & Governance Committee, the Board revised the Finance Committee Charter, so as to change it from an ad hoc committee to a standing committee that will conduct at least four regularly scheduled meetings per year.  Accordingly, the Finance Committee now holds regular meetings in concert with the regularly scheduled quarterly meetings of our other standing committees. The Finance Committee held seven meetings during the fiscal year ended December 31, 2014.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Act requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2014, all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a), except for one report.  That exception was the September 9, 2014, report filed by Mr. Jonathan Simpson-Dent relating to a Section 16b-3 exempt transaction regarding the August 7, 2014, conversion of RSUs to shares of our common stock and the concomitant surrender of a percentage of those shares to cover Mr. Simpson-Dent’s minimum tax liability in the United Kingdom created by such conversion.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2014, with respect to the compensation plans under which our equity awards are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	54,250	$9.33	5,989,065
Equity compensation plans not approved by security holders (2)	129,117	$10.76	—
Total	183,367	$10.33	5,989,065

____________

(1)

Represents our 2007 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2007 Plan.”

(2)

Represents our 2001 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards — 2001 Plan.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2015 for:

•each person known by us to beneficially own more than 5% of our common stock;

•each of our directors and director nominees;

•each of our Named Executive Officers; and

•all directors and executive officers as a group.

Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership are based on 44,853,711 shares of common stock outstanding as of March 17, 2015, and the number of shares owned and acquirable within sixty (60) days of March 17, 2015 by the named person assuming no other person exercised options, with the exception of the amounts reported in filings on Schedule 13D and 13G, which amounts are based on holdings as of December 31, 2014, or as otherwise disclosed in such filings.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

Name and Address of Beneficial Owners (1) (2)	Shares Beneficially Owned (3)	Percent of Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc. (4)	3,802,510	8.5%
The Vanguard Group, Inc. (5)	3,080,983	6.9%
Westwood Management Corp. (6)	2,386,466	5.3%

Directors and Named Executive Officers:
Steven A. Rathgaber	242,318	*
J. Chris Brewster	116,052	*
Michael H. Clinard	56,670	*
Jorge M. Diaz	35,946	*
David W. Dove	32,011	*
Dennis F. Lynch	31,566	*
Mark Rossi	21,478	*
G. Patrick Phillips	19,466	*
Juli C. Spottiswood	12,176	*
J. Tim Arnoult	11,379	*
Jonathan Simpson-Dent	4,005	*
Julie Gardner	3,301	*

All directors and executive officers as a group (16 persons)	732,085	1.6%

____________

*	Less than 1.0% of our outstanding common stock

(1)

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 17, 2015, and RSUs that are currently vested or will be vested within 60 days of March 17, 2015. Shares issuable pursuant to options and RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs but are not deemed outstanding for computing the percentage of any other person.

(2)

The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The address of Westwood Management Corp. is 200 Crescent Court, Suite 1200, Dallas, TX 75201.

(3)

Amounts shown include common stock and restricted stock awards beneficially owned, and stock options that are currently exercisable as follows: 44,227 options for Mr. Brewster, and 485 options for Mr. Clinard.  There are no unvested options or RSUs that will vest within 60 days of March 17, 2015.

(4)

As reported on Schedule 13G/A, dated as of December 31, 2014 and filed with the SEC on January 12, 2015, BlackRock, Inc. has sole voting power over 3,698,966 shares and sole dispositive power over 3,802,510 shares.

(5)

As reported on Schedule 13G/A, dated as of December 31, 2014 and filed with the SEC on February 9, 2015,  The Vanguard Group, Inc. has sole voting power over 59,295 shares, sole dispositive power over 3,025,388 shares, and shared dispositive power over 55,595 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 55,595 of such shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,700 shares as a result of its serving as investment manager of Australian investment offerings.

(6)

As reported on Schedule 13G, dated as of December 31, 2014 and filed with the SEC on March 6, 2015, Westwood Management Corp. has sole voting power over 2,067,408 shares, shared voting power over 58,323 shares, and sole dispositive power over 2,386,466 shares.

EXECUTIVE OFFICERS

Our executive officers are appointed by the Board on an annual basis and serve until removed by the Board or their successors have been duly appointed. The following table sets forth the name, age, and position of each person who is currently an executive officer of Cardtronics:

Name	Age	Position
Steven A. Rathgaber	61	Chief Executive Officer
J. Chris Brewster	66	Chief Financial Officer
David W. Dove	68	President – North American Business Group
Jonathan Simpson-Dent	48	Managing Director – Cardtronics Europe
P. Michael McCarthy	49	Senior Executive Vice President – Chief Information Officer
Rick Updyke	55	Executive Vice President – Global Markets & Accounts
Gerardo Garcia	56	Chief Information Security Officer
E. Brad Conrad	42	Chief Accounting Officer
Michael E. Keller	62	General Counsel & Secretary

There are no family relationships among any of our directors or executive officers.

The following biographies describe the business experience of our executive officers:

Steven A. Rathgaber – Mr. Rathgaber’s biographical information is located under “Proposal No. 1:  Election of Class II Directors—Continuing Directors.”

J. Chris Brewster has served as our Chief Financial Officer since February 2004. From September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a NASDAQ-quoted refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, Mr. Brewster served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company. From May 1984 to March 1992, Mr. Brewster served as Chief Financial Officer of National Convenience Stores, Inc., a New York Stock Exchange-listed operator of 1,100 convenience stores. Mr. Brewster holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.

David W. Dove joined Cardtronics in August 2013 as our Group President of Enterprise Growth, and was named President - North American Business Group in October 2014. Mr. Dove has over 30 years of payments and retail financial services industry experience and previously served our company as a strategy consultant since 2009, as part of his role as Managing General Partner of Dove Capital Partners LLC.  Prior to Dove Capital Partners, Mr. Dove founded and ran the Dove Consulting Group for more than 25 years. Serving as Chief Executive Officer for the Dove Consulting Group, Mr. Dove grew the business into a well-known and respected advisor in the payments and consumer packaged goods industries. In 2005, Mr. Dove sold the firm to the U.S. consulting subsidiary of Hitachi, becoming the Managing Vice President of their Financial Services and Strategy practices.  Mr. Dove holds a Master’s degree in aeronautics & astronautics from the Massachusetts Institute of Technology, a Masters of Business Administration from the Boston University School of Management and a Bachelor of Science degree in engineering from North Carolina State University.

Jonathan Simpson-Dent has served as the Managing Director of Cardtronics Europe since joining the Company in August 2013, in connection with the acquisition of Cardpoint Limited. In this position,  Mr. Simpson-Dent leads our business in the European region, driving growth for the company in this key international market. Prior to his employment with us, Mr. Simpson-Dent held the position of Chief Executive Officer at Cardpoint Limited, where he served since February 2012. Mr. Simpson-Dent is a seasoned leader in both private equity and public company environments, and brings with him 25 years of strategy development expertise. Prior to joining Cardpoint Limited, Mr. Simpson-Dent held various executive- and senior-level management positions with the European divisions of PepsiCo and McKinsey & Company. Simpson-Dent is Cambridge University-educated, a certified Chartered Accountant and a member of The Institute of Chartered Accountants in England and Wales.

P. Michael McCarthy has served as our Senior Executive Vice President – Chief Information Officer (“CIO”) since January 2013. Prior to joining Cardtronics, Mr. McCarthy held various senior positions in IT and business management with Fidelity National Information Services (“FIS”) including senior vice president and CIO serving FIS’s credit card and retail payment business. Prior to that, Mr. McCarthy served as senior vice president and general manager of credit card services and also served as CIO at NYCE Payments Network. Mr. McCarthy holds a Bachelor of Science degree in Business from Bellevue University, as well as a Master of Business Administration degree from Benedictine University.

Rick Updyke has served as Executive Vice President – Global Markets & Accounts since January 2015.  Prior to such time, Mr. Updyke served as President of North America from August 2012 to December 2015, President of our U.S. Business Group from October 2010 to August 2012,  President of Global Development from June 2008 to October 2010, and as our Chief Strategy and Development Officer following his original employment with us in July 2007. From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc., a convenience store retail company, most recently serving as Vice President of Corporate Business Development from February 2001 to July 2007. He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University.

Gerardo Garcia has served as our Chief Information Security Officer since January 2013. Prior to such time, Mr. Garcia served as our CIO from March 2004 to January 2013. Prior to joining Cardtronics, Mr. Garcia held various senior positions in IT management, most recently serving as Senior Vice President of e-Business with ALLTEL Information Services and also serving as Director of Technology, Consumer Banking Group at First Union (now Wells Fargo). Mr. Garcia holds a Bachelor of Business Administration degree in Accounting with a concentration in Business Data Systems from the University of Texas in San Antonio.

E. Brad Conrad has served as our Chief Accounting Officer since October 2010. From April 2008 to October 2010, Mr. Conrad served as our Senior Vice President and Corporate Controller.  Prior to joining Cardtronics, Mr. Conrad held various management positions in the accounting and reporting function at Consolidated Graphics, Inc., an international commercial printing company that was acquired by RR Donnelley in January 2014.  Prior to such time, Mr. Conrad held several finance and accounting roles at Peregrine Systems, Inc., a  software company acquired by Hewlett Packard in 2005. Mr. Conrad began his career with KPMG LLP in its audit practice.  Mr. Conrad holds a Masters in Professional Accounting and a Bachelors of Business Administration from the University of Texas and is a licensed certified public accountant in the state of Texas.

Michael E. Keller has served as our General Counsel and Secretary since September 2001. Prior to joining Cardtronics, Mr. Keller was in private practice in the Houston area with primary focus in the corporate sector. Mr. Keller holds a Bachelor of Science degree from the United States Military Academy at West Point and served five years on active duty with the U.S. Army. After completing his military service, Mr. Keller earned his Juris Doctor degree from the University of Texas, graduating with honors in 1983.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (or “CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers serving as of December 31, 2014 (collectively, the “Named Executive Officers”). For the year ended December 31, 2014, our Named Executive Officers were as follows:

Name	Position
Steven A. Rathgaber	Chief Executive Officer
J. Chris Brewster	Chief Financial Officer
David W. Dove	President – North American Business Group
Michael H. Clinard (1)	President – Global Services
Jonathan Simpson-Dent	Managing Director – Cardtronics Europe
____________
(1)	Effective March 1, 2015, Mr. Clinard resigned from his position as President – Global Services.

This CD&A also describes the actions and decisions of the Compensation Committee of our Board of Directors as it relates to 2014 compensation decisions. The discussion is divided into the following sections:

•Executive Summary

•Role of Compensation Committee, Compensation Consultant, and Management

•Elements of Total Compensation

•Factors Considered in Setting Executive Pay

•2014 Compensation Decisions

•Other Compensation and Tax Matters

Executive Summary

Compensation Program Philosophy and Design.  The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall stockholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a total compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performances of the individuals based on our overall success and the achievement of financial performance objectives, without encouraging excessive risk-taking.

The framework of our executive compensation program is set forth below:

•we provide our Named Executive Officers with annual compensation that includes three primary elements: (i) base salary, (ii) annual non-equity incentive plan awards, and (iii) long-term equity-based incentive awards;

•our annual non-equity incentive plans are tied to specific pre-established financial performance goals;

•the cash awards under our non-equity incentive plan are capped at 200% of target;

•we have a compensation recoupment (“Clawback”) policy that applies to our annual non-equity incentive plans, and starting in 2015, the performance-based portion of our equity incentive plans;

•75% of restricted stock unit awards (“RSUs”) under our long-term incentive plan to the Named Executive Officers are performance-based, contingent upon the achievement of certain pre-established company financial performance goals, and the remaining 25% of the RSUs are time-based, requiring four years of service to be rewarded with total value;

•earned performance-based RSUs are subject to additional time-based vesting requirements which require four years of service to be rewarded with total value;

•the number of performance-based RSUs that can be earned by each Named Executive Officer is capped at 200% of target, with total stock grants subject to the company-wide equity funding pool, as approved by our Compensation Committee;

•our Compensation Committee, which is comprised solely of independent directors, reviews and approves all elements of Named Executive Officer compensation;

•our Compensation Committee reviews our compensation program annually to ensure that it does not incent excessive risk-taking;

•our Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices;

•our executive officers and directors are subject to stock ownership requirements; and

•our executive officers and directors are subject to our insider trading policy, which includes anti-hedging and anti-pledging provisions.

Prior Year Say on Pay Results. At the May 21, 2014 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 93% of votes cast. The Compensation Committee considered these results and, based on the overwhelming support from stockholders, determined that the results of the vote did not call for any significant changes to our executive compensation plans and programs already in place for 2014 or for the 2015 fiscal year.

2014 Performance.  We had strong financial performance during 2014, including approximately 20% growth in Revenues and 25% growth in Adjusted Earnings per Share (defined later in this proxy). This strong performance was primarily attributable to the growth in our ATM operating revenues, due to the combination of: (i) contributions from businesses acquired over the past year; (ii) increased transactions per ATM; (iii) ATM unit growth expansion; (iv) increased bank branding and surcharge-free network revenues resulting from the continued growth of participating banks and other financial institutions in our bank branding program and our surcharge-free network, Allpoint; and (v) increased managed services revenue as a result of increasing the number of customers operating under this contract arrangement. The Compensation Committee considered these results in relation to our 2014 performance goals, net of certain adjustments for acquisitions completed in 2014,  the foreign currency exchange movements and other terms in accordance with the plan in authorizing the payouts of incentives under our non-equity incentive plan and under our equity plan, as described below and in detail later in this CD&A.

Cash Incentives Earned for 2014 Performance.  For 2014, payments under our annual non-equity incentive plan were reflective of our performance and the achievement of certain performance goals. As discussed further in “2014 Compensation Decisions – Non-Equity Incentive Plan” below, we exceeded our 2014 company-level Revenues financial target of $1,001.1 million, with actual results of $1,018.7 million, and exceeded our Adjusted EBITA (as defined in the “2014 Compensation Decisions – Non-Equity Incentive Plan – Performance Metrics” section below) financial target of $167.3 million, with actual results of $177.3 million. The actual results were adjusted for foreign currency exchange rates, acquisitions, and other terms as defined in the plan.  As a result of the over-performance of both the Revenue and the Adjusted EBITA metrics, the Compensation Committee approved actual payout amounts for our Named Executive Officers that were above our target payout amounts, ranging from 151.7% to 159.2%, depending on the individual.

Equity Awards Earned for 2014 Performance.  For 2014, grants under our long-term incentive plan (“LTIP”) also reflect our performance and achievement of certain performance goals. As discussed further in “2014 Compensation Decisions – 2014 Long-Term Incentive Plan and other Performance Awards” below, we exceeded the target level for both the Revenue metric and the Adjusted Earnings per Share metric. As a result of the over-performance of both the Revenue and the Adjusted Earnings per

Share metric, our Named Executive Officers that received a grant in 2014 under our LTIP earned 154% of the target number of performance-based RSUs. The awards will vest based on continued employment with the company (or to an employee’s qualified retirement date, if earlier) and will be fully vested in January 2017.    Upon his hiring in 2013, Mr. Dove received performance-based RSUs with three annual performance periods that commenced in 2014.  For the 2014 performance period, the Compensation Committee set the performance metrics to be the same as for the 2014 LTIP, as such earning 154% of the target number of performance-based RSUs.  These vested in March 2015, upon the Board’s approval of the 2014 performance results.

Role of Compensation Committee, Compensation Consultant, and Management

Compensation Committee.  The Compensation Committee of our Board of Directors is responsible for establishing all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. The Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.

Compensation Consultant.  The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee.

During 2014, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation and related corporate governance. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services. Meridian was not given a specific list of instructions, but rather was engaged to provide the Compensation Committee with information and advice that might assist the Compensation Committee in performing its duties. During 2014, the services provide by Meridian included:

•updating the Compensation Committee on regulatory changes affecting our compensation program;

•providing information on market trends, practices, and other data;

•reviewing the company’s Peer Group (as defined in “Elements of Total Compensation – Peer Company Compensation Analysis”) and conducted a competitive analysis of compensation for our Named Executive Officers and our Board of Directors;

•assisting in reviewing and designing program elements; and

•providing overall guidance and advice about the efficacy of each element of our compensation program and its fit within the Compensation Committee’s developing compensation philosophy.

While the Meridian guidance has been a valuable resource for the Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives, the Compensation Committee is not bound to adhere to any advice or recommendations that Meridian may provide to the Compensation Committee.

In March 2014 and 2015, the Compensation Committee considered the independence of Meridian in light of recent SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a letter from Meridian addressing the consulting firm's independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflict of interest for either the 2014 or 2015 year.

Role of the Chief Executive Officer in Executive Compensation Decisions.    Our CEO works very closely with our Compensation Committee; however, except for providing a self-evaluation report to the Compensation Committee, he does not make, participate in, provide input for, or make recommendations about his own compensation. Our CEO sets our strategic direction and strives to promote compensation programs that motivate employee behavior, consistent with our strategic objectives. Under the direction of the Compensation Committee, and in coordination with the compensation consultant, our CEO coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of each officer's historical pay and career development, individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, our CEO makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than himself. Our CEO also provides the Compensation Committee with his evaluation of performance of each executive officer other than himself during the prior year for their consideration for determining actual payouts. The Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and other executive employees. Other than the CEO, none of our other Named Executive Officers provides direct recommendations to the Compensation Committee or participates in the executive compensation setting process; however, our Chief Financial Officer provides information and recommendations to our Compensation Committee when it reviews and sets incentive performance goals.

Elements of Total Compensation

The table below summarizes the elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element, and any performance metrics associated with each element.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Base Salary	Cash — fixed

To provide an executive officer with a fixed income stream, based upon the executive’s roles and responsibilities within our organization and relative skills and experience, consistent with market for comparable positions

Initial salaries for executive officers are set by the Compensation Committee based on responsibilities and market data. Amounts are reviewed annually by our Compensation Committee, with adjustments made based on the executive’s individual performance and our company’s performance for the year. Additional factors considered may include other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other company employees, as well as any additional responsibilities that were assumed by the executive during the period.

Not performance-based

Annual Non-Equity Incentive Plan Awards	Cash — variable

To reward operating results consistent with the non-equity incentive compensation plan and to provide a strong motivational tool to achieve or exceed earnings and other related pre-established performance objectives

The Compensation Committee establishes a threshold, a target, and a maximum possible payout for each executive.

Amounts are paid after year end once the Compensation Committee has determined the company’s performance and each executive’s performance relative to pre-established performance goals, which reflects the Compensation Committee’s desire that the Plan pay amounts relative to actual performance and to provide for substantially increased rewards when performance targets are exceeded.

Performance metrics are selected on an annual basis that the Compensation Committee believes will produce the best return for our stockholders given the then-current conditions. For 2014, the Compensation Committee selected Revenues and Adjusted EBITA, defined in the “2014 Compensation Decisions – Non-Equity Incentive Plan” section below.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Long-Term Incentive Awards	Performance-based restricted stock units (“RSUs”), time-based RSUs, and stock options — variable

To create a strong financial incentive for achieving or exceeding performance goals, to tie the interests of management to the interests of stockholders, to encourage a significant equity stake in our company, and to attract and retain our executive talent base in future years

2014 LTIP:  Under our 2014 LTIP, the size of an award is based on an analysis of competitive pay that translates an award into a percentage of base salary. Equity awards granted under the 2014 LTIP were comprised of 75% of the RSUs being performance-based and 25% of the RSUs being time-based.

RSUs granted to new hires are typically not performance-based and generally vest ratably over four years.

Performance-based RSUs: The performance-based RSUs (except for those granted to Mr. Dove in 2013, which have unique performance and vesting periods) are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier), over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively.

Time-based RSUs: The time-based RSUs are earned at the time of issuance and vest in accordance with the same schedule as performance-based RSUs.

Stock options: We did not grant stock options to our Named Executive Officers during 2014, and have not done so in the past few years, although certain of our executives still hold outstanding stock options.

75% of RSUs granted under our 2014 Long-Term Incentive Plan were performance-based awards. For 2014, the Compensation Committee selected Revenue and Adjusted Earnings per Share as the two performance metrics.

Time-based RSUs and stock options are not performance-based in the sense that we assign specific performance metrics to the awards, but stock options will not provide the holder with value unless our stock price increases above the exercise price of that award.

Discretionary Bonuses	Cash — variable	To reward an executive for significant contributions to a company initiative or when the executive has performed at a level above what was expected	Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program.

Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive. Payments made in conjunction with significant relocation are not performance-based.

Element	Form of Compensation	Purpose/Objective	Key Features	Performance Metric(s)
Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans — generally fixed

Plans are part of our broad-based employee benefits program, which is designed to allow us to remain competitive in the market in terms of attracting and retaining employees and, in the case of our 401(k) plan, to assist our employees in providing for their retirement

Under our 401(k) plan, for 2014, we matched 100% of employee contributions up to 3% of the employee’s salary.

Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year. We do not provide any supplemental retirement benefits to our Name Executive Officers. For Mr. Simpson-Dent, we provided retirement, health, and life insurance benefits that are customarily provided to executives in the U.K.

Not performance-based

Executive Severance and Change in Control Agreements

Payment of compensation and for benefit coverage costs in the form of separation payments — subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements

To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times

Governed by the terms of employment agreements with certain Named Executive Officers, these agreements and our severance terminology are described in the “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment-Related Agreements of Named Executive Officers” section below. These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us “without cause,” death or disability, each as defined in the applicable executive’s agreement.

Not performance-based

Limited Perquisites	Cash — fixed	To provide the executive with additional benefits considered necessary or customary for the executive’s position

Very limited in nature and not guaranteed to be provided to any Named Executive Officer in any given year. However, during 2013, we agreed to reimburse Mr. Dove for certain moving expenses incurred to commence his employment with us, of which a de minimis amount was paid in 2014. Additionally, we provided Mr. Simpson-Dent with a monthly car allowance. No other Named Executive Officers received any significant perquisites during 2014.

Not performance-based

Factors Considered in Setting Executive Pay

Tally Sheets.  The Compensation Committee reviews “tally sheets” for each executive which are prepared by management and reviewed by Meridian. The tally sheets contain information related to prior years’ compensation, outstanding equity awards (both vested and unvested), and various termination scenarios. The tally sheets enable the Compensation Committee to review and evaluate various components of the executive pay programs, understand the magnitude of potential payouts as a result of certain employment terminations, and consider changes to our plans and programs in light of emerging trends.

Other Factors.  In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer’s performance, the desire to generally maintain internal equity and consistency among our executive officers, tally sheets (as discussed above) and any other considerations that the Compensation Committee deems to be relevant. While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and the Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Peer Company Compensation Analysis.  The Compensation Committee has historically identified and analyzed the compensation practices of a group of companies we consider to be our peers. The base Peer Group used for its market analyses for 2014 compensation decisions included the following companies, which we refer to as the “Peer Group”:

ACI Worldwide, Inc.	Global Payments Inc.
Acxiom Corp	Jack Henry & Associates Inc.
CSG Systems International Inc.	Neustar Inc.
Earthlink Inc.	Outerwall, Inc.
Euronet Worldwide, Inc.	Sapient Corp.
Fair Isaac Corp	SS&C Technologies Holdings, Inc.
Global Cash Access Holdings, Inc.	WEX, Inc.

This group was compiled based on a combination of the following factors: (i) companies that have the same GICS (Global Industry Classification Standard) classification; (ii) companies that generate a similar amount of revenues; (iii) companies with similar market value; and (iv) companies that provide services that are similar to the services we provide. The Compensation Committee believes that using a Peer Group provides meaningful reference points for competitive practices, types of equity awards used, and equity usage levels for the executives as well as the total amount of shares set aside for equity programs. The Compensation Committee’s goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the Peer Group.

In addition to studying the compensation practices and trends at companies that are considered peers, the Compensation Committee has also determined that it is beneficial to our understanding of general industry compensation market data from surveys to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry. The Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true “benchmarking” techniques when making compensation decisions. Furthermore, the Compensation Committee did not use the Peer Group to establish a particular range of compensation for any element of pay in 2014; rather, Peer Group and other survey market data were used as general guidelines in the Committee’s deliberations.

2014 Compensation Decisions

Base Salaries.  In its review of the base salary of each of our Named Executive Officers for 2014, the Compensation Committee generally considered the market data available for the aforementioned Peer Group. The Compensation Committee evaluated the results of the market data available and the performance of the executive and made adjustments to the base salaries of certain Named Executive Officers, as deemed necessary, to bring their base salaries comparable to our peers.

The following table reflects annualized base salary amounts for our 2014 Named Executive Officers for 2014 and 2013:

Named Executive Officer	2014 Annualized Base Salary (1)		2013 Annualized Base Salary		Percentage Increase
Steven A. Rathgaber	$650,000		$595,000		9.2%
J. Chris Brewster	$386,250		$375,000		3.0%
David W. Dove	$515,000		$500,000		3.0%
Michael H. Clinard	$417,061		$404,914		3.0%
Jonathan Simpson-Dent	$453,102	(2)	$400,086	(2)	13.3%

____________

(1)

The amounts presented in the “2014 Annualized Base Salary” column above were effective as of March 24, 2014 and, therefore, vary from the amounts presented in the “Salary” column of the “Summary Compensation Table for 2014” below.

(2)

The base salary for Mr. Simpson-Dent has been converted from pounds sterling to United States dollars using the yearly average exchange rate of approximately $1.65 for 2014, and $1.60, the average effective exchange rate for the days he was employed with Cardtronics in 2013.  The percentage increase of his annualized base salary in pounds sterling was 10.0%.

Non-Equity Incentive Plan.  Each year, management proposes and the Compensation Committee reviews and approves a non-equity incentive compensation plan (the “Cash Bonus Plan”). Under the Cash Bonus Plan, each executive officer has a threshold, a target, and a maximum possible payout, which are set by the Compensation Committee in its discretion. For our Named Executive Officers, the 2014 and 2013 threshold, target, and maximum annual incentive payout amounts were as follows:

	2014 Incentive Payout as a % of Base Salary			2013 Incentive Payout as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven A. Rathgaber	50.0%	100.0%	200.0%	50.0%	100.0%	200.0%
J. Chris Brewster	35.0%	70.0%	140.0%	32.5%	65.0%	130.0%
David W. Dove	40.0%	80.0%	160.0%	40.0%	80.0%	160.0%
Michael H. Clinard	32.5%	65.0%	130.0%	32.5%	65.0%	130.0%
Jonathan Simpson-Dent	35.0%	70.0%	140.0%	20.0%	40.0%	60.0%

The Compensation Committee adjusted the target payout percentages for Mr. Brewster and Mr. Simpson-Dent from 2013 to 2014, based on market compensation information compiled by Meridian.  Target payout percentages for other Named Executive Officers were not adjusted, since the Compensation Committee concluded the current levels of target payout percentages were appropriate for similar executive positions at a company of our size, based on market compensation information compiled by Meridian.

Under the 2014 Cash Bonus Plan, two components factor into whether a participant’s award will be paid, as well as what level of payout may be achieved: (1) performance qualifiers; and (2) performance metrics, both of which are further described below.

Performance Qualifiers.  Performance qualifiers are minimum levels of company performance that must be attained in order for payouts under the Cash Bonus Plan to occur. Amounts of potential payouts under the Cash Bonus Plan are not adjusted based on the level of performance achieved, but rather act as absolute prerequisites that must be met before we will make payments under the Cash Bonus Plan. For 2014, the qualifiers were (i) our compliance with all material public company regulations and reporting requirements for the fiscal year, and (ii) the participant’s achievement of the minimum performance standards established by his superior or the Board.

Performance Metrics.  Performance metrics are key metrics designated as critical to our success. For 2014, the metrics for the Cash Bonus Plan were (i) Revenues and (ii) Adjusted EBITA.  Revenues is defined as “Total Revenues” under GAAP as reported in our 2014 consolidated financial statements or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements. Adjusted EBITA is defined as “Adjusted EBITDA”  (as reported in the Company’s 2014 10-K) less “Depreciation expense” adjusted for non-controlling interests, as reported in the reconciliation of non-GAAP measures included in our 2014 consolidated financial statements or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements. Revenues and Adjusted EBITA were selected as we believe these two metrics are appropriate indicators of success and sustainable business performance that translate into increased stockholder value and are easily understandable and measurable.

The following table provides (i) the 2014 pre-established threshold, target, and maximum performance levels for each of our performance metrics, and (ii) our performance results for each metric, as adjusted for the effects of foreign currency exchange rate movements from budget, the pro forma impact of two material acquisitions consummated during the year, and other minor adjustments as called for in the Cash Bonus Plan.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Global Revenues	$961,075	$1,001,120	$1,041,165	$1,018,678
Global Adjusted EBITA	$158,916	$167,280	$180,662	$177,257

North America Division Revenues	$719,532	$749,513	$779,494	$756,761
North America Division Adjusted EBITA	$128,891	$135,675	$147,886	$143,515

Europe Division Revenues	£155,059	£163,220	£171,381	£165,762
Europe Division Adjusted EBITA	£18,000	£19,565	£21,913	£21,378

When establishing the appropriate threshold, target, and maximum performance levels for the performance measures, we typically set the target level such that actual performance requires growth from the prior year. Additionally, targets are generally reflective of the Board-approved budget.  Our goal for each performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. Once the target levels are set, the Compensation Committee sets the threshold and maximum amounts. Taking a variety of business factors into account, the Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what the Compensation Committee views would be outstanding performance versus target and budget. Performance below threshold for a metric will result in no incentive payout for that metric. After achievement of the qualifying factors, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned.

The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Bonus Plan. Furthermore, the Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics. The Compensation Committee exercised the operating discretion that is provided within the 2014 Cash Bonus Plan during the 2014 year to adjust the actual performance results. These adjustments included: (i) the neutralization of foreign currency exchange rate changes as compared to the annual budget; (ii) the pro forma impact of two material acquisitions consummated during the year; and, (iii) and other minor adjustments, in accordance with the terms of the 2014 Cash Bonus Plan.

In addition to setting and potentially adjusting the performance levels for each performance metric, the Compensation Committee also determines the relative weightings of each performance metrics for each Named Executive Officer.  These are presented in the following table, along with the actual total performance percentage achieved:

	Revenues			Adjusted EBITA
Named Executive Officer	Global	North America Division	Europe Division	Global	North America Division	Europe Division	Total Target	Performance Percentage Achieved
Steven A. Rathgaber	50.0%	—	—	50.0%	—	—	100.0%	159.2%
J. Chris Brewster	50.0%	—	—	50.0%	—	—	100.0%	159.2%
David W. Dove	25.0%	25.0%	—	25.0%	25.0%	—	100.0%	151.7%
Michael H. Clinard	25.0%	25.0%	—	25.0%	25.0%	—	100.0%	151.7%
Jonathan Simpson-Dent	25.0%	—	25.0%	25.0%	—	25.0%	100.0%	156.7%

For the specific amount paid to each Named Executive Officer under the 2014 Cash Bonus Plan, see the “Non-Equity Incentive Plan Compensation” column of our “Summary Compensation Table for 2014” included in the “Executive Compensation” section below.

Recoupment.  The 2014 Cash Bonus Plan contains a recoupment provision pursuant to which any payouts made to participants must be returned to us if the operating or financial results used to calculate the payout are later restated, save and except if such restatement is due to new accounting pronouncements. Under this provision, an executive who engages in fraud or other misconduct leading to the restatement is required to repay any cash payout for the period in question.

2014  Long-Term Incentive Plan and other Performance Awards.  We have two stockholder-approved long-term equity incentive plans: (i) the Second Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”); and (ii) the 2001 Stock Incentive Plan (the “2001 Plan”). The purpose of each of these plans is to provide directors and employees of our company and our affiliates with additional equity-based incentive and reward opportunities that are designed to enhance the profitable growth of our company and affiliates. For additional details of these plans, see the “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Awards” section below. Pursuant to and subject to the terms and conditions of our 2007 Plan, which expressly allows for annual equity awards to be made to eligible employees, in March 2014, the Compensation Committee approved the 2014 Long-Term Incentive Plan (the “2014 LTIP”), an equity-based sub-program underneath our 2007 Plan providing for the granting of 75% performance-based RSUs and 25% time-based RSUs.  The performance-based RSUs are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier),  over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively. The time-based RSUs are earned upon completion of the grant year and vest in accordance with the same schedule as performance-based RSUs.

Under the 2014 LTIP, the size of our 2014 awards was based on a competitive long-term equity compensation element calculated as a percentage of base salary. For example, our CFO was granted RSUs with a target value approximately equal to 2.1x his base salary (based on a 15-day average stock price following the 2013 earnings release). Under the 2014 LTIP, the total number of RSUs earned was subject to an annual stock pool limitation established by the Compensation Committee. Performance-based RSUs were then earned based on the achievement of a Revenue performance metric and an Adjusted Earnings per Share performance metric, with each metric being equally weighted. Revenues is defined as “Total Revenues” under GAAP as reported in our 2014 consolidated financial statements and Adjusted Earnings per Share is defined as Adjusted Net Income per diluted share as reported in our filings with the SEC. These two measures were selected as we believe they are the best measures of sustainable business performance and drive increased stockholder value.

The following table provides (i) the 2014 pre-established threshold, target, and maximum performance levels for each of our performance metrics, and (ii) our performance results for each metric, on an adjusted basis for the effects of foreign currency exchange rate movements from prior year, the pro forma impact of two material acquisitions consummated during the year, and other minor adjustments as called for in the plan. The two targeted amounts for Revenue and Adjusted Earnings per Share were set based on our intermediate-term growth objectives and our Board-approved budget.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Revenue	$961,075	$1,001,120	$1,041,165	$1,018,678
Adjusted Earnings per Share	$2.19	$2.30	$2.48	$2.41

If we did not meet a given threshold amount for at least one metric, all of the performance-based RSUs would be forfeited with respect to that metric. If we achieved our Revenue and Adjusted Earnings per Share performance levels at the threshold, target, or maximum levels of performance, then 50%, 100% or 200% of the targeted number of performance-based RSUs would be deemed earned, respectively.  The Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Bonus Plan, and exercised the operating discretion in 2014 by adjusting the actual performance results with the same adjustments made to the Cash Bonus Plan as described above.

The Compensation Committee believes that this long-term incentive design is competitive and will allow us to attract and retain our executive talent base in future years. In addition to serving as a retention tool, these grants were also made to incentivize the executives to work towards achieving certain levels of Revenue and Adjusted Earnings per Share in 2014.

In March 2014, our Compensation Committee awarded the following target number of RSUs under the 2014 LTIP to our Named Executive Officers:

Named Executive Officers:	Time-based RSUs		Performance-based RSUs
Steven A. Rathgaber	16,900		50,701
J. Chris Brewster	5,077		15,232
David W. Dove	N/A	(1)	N/A	(1)
Michael H. Clinard	4,699		14,097
Jonathan Simpson-Dent	4,544		13,633

____________

(1)	Mr. Dove did not receive any awards under the 2014 LTIP. See the discussion below on the performance-based RSUs he received in 2013.

We achieved above target results for both Revenue and Adjusted Earnings per Share, resulting in 154% of the target number of performance-based RSUs earned for each participant. However, both performance-based and time-based RSU awards remain subject to the additional time-based vesting requirements discussed above. Pursuant to the terms of the 2014 LTIP, vesting is contingent upon continued employment (or set to an employee’s qualified retirement date, if earlier),  over 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively. For information regarding the fair value of these awards, see the “Stock Awards” column and the related footnotes of our “Summary Compensation Table for 2014” included in the “Executive Compensation” section below.

Upon his hiring in 2013, Mr. Dove received 50,000 performance-based RSUs to be earned evenly over three annual performance periods that commenced in 2014.  For the 16,666 target RSUs of the 2014 performance period, the Compensation Committee set the performance metrics to be the same as for the 2014 LTIP,  as such earning 154% of the target number of performance-based RSUs.  These RSUs vested in March 2015.

In 2014, Mr. Brewster received a discretionary grant of 4,000 time-based RSUs in recognition of his leadership in the execution of various 2013 initiatives, including the Cardpoint Ltd. acquisition, $287.5 million convertible senior notes placement, and company tax restructuring efforts, which resulted in driving EPS growth.

Recoupment.  For 2015, our non-equity incentive compensation plans and the performance-based portion of our equity incentive compensation plans are subject to our Clawback policy, under which, if the operating or financial results used to calculate the payout are later restated (other than as a result of a new accounting pronouncements), a portion of the payouts related to performance-based awards made to participants may be required to be returned to us, if the calculated payout using restated results was lower than originally calculated. Additionally, under this provision, an executive who engages in fraud or other misconduct leading to the restatement is required to return the full payout for the period in question.

Special 2015 Grant to Mr. Simpson-Dent.  At its March 24, 2015 meeting, the Compensation Committee approved a special retention equity award for Mr. Simpson-Dent with a grant value of $1,200,000. This special award, in the form of time-based RSUs that will fully vest on the third anniversary of the grant date, is intended primarily to: (i) provide an enhanced retention mechanism to the key executive responsible for our European growth strategy, (ii) further align Mr. Simpson-Dent with shareholder interests, and (iii) recognize his efforts related to the growth of our Europe ATM Division through both organic growth and two recent acquisitions.

Other Compensation and Tax Matters

Stock Ownership Guidelines.  We have a stock ownership policy (the “Policy”) for senior executives and outside directors (collectively the “Participants”), requiring the Participants to maintain a stated level of stock ownership in the company. This Policy was implemented in May 2011 to align the interests of Participants with those of our stockholders. The Policy was based on market trend information regarding executive and director stock ownership policies, including design approaches, types of stock counted towards ownership, time provided to Participants to meet goals, and common multiples of base salary.

The Policy applies to our common stock acquired by Participants on or after June 1, 2011 (the “Policy Date”) or the Participant’s hire date, excluding shares acquired in the open market (the “Covered Shares”). Under the terms of the Policy, Participants must attain target levels of ownership (set forth below) in Covered Shares before they no longer are required to adhere to the holding requirement (also set forth below), unless ownership falls below these levels. The total stock value of the Participant’s Covered Shares must equal or exceed the specified target value.

Position	Target Ownership Level
Outside Directors	3x annual retainer (1)
CEO	3x base salary
Tier I Participants	2x base salary
Tier II Participants	1x base salary

____________

(1)	This was increased to 4x annual retainer in March 2015.

Prior to attaining the above target ownership levels, a Participant is prohibited from selling, gifting, or otherwise transferring more than 50% of any of the shares subject to the Policy, unless those shares are tendered to us in payment of (i) a stock option exercise price or (ii) the minimum state and federal income tax withholding obligations of the Participant that automatically arise upon the lapsing of any restrictions on any restricted stock (or other equity award). If a Participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by the Compensation Committee, who has complete discretion to allow or disallow any such sales.

Participants are not subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a Participant receives a raise in his or her base salary, leading to an increase in the ownership requirement, the Participant’s future equity grants will continue to be subject to the holding requirement until the new target ownership level is attained. It is anticipated that actual levels of stock ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, the Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, the Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of Participants so as to permit them to sell unrestricted Covered Shares even if such sale results in that Participant falling below his or her prescribed target ownership level. All of our Named Executive Officers are currently in compliance with the Policy.

Equity Granting and Exercise Policy and Policy against Backdating. Under the terms of the governing option agreements, the exercise price of each stock option awarded to employees under our 2007 Plan is calculated as the average of the high and the low sales prices of our stock on the date of grant to ensure that options are not granted at less than their fair market value. We do not backdate options and have a specific company policy in place along with a notification system administered by our legal department to be mindful of black-out periods during which the exercise of options or other sales of stock would be prohibited or would violate insider trading rules.

Board and Compensation Committee meetings are generally scheduled several months in advance. The meeting dates on which options, restricted stock, or any other rewards are granted are not established in regard to planned releases of earnings or any other major announcements. Also, the Compensation Committee does not currently believe that it would be appropriate to recommend the re-pricing or discounting of options to any of our employees in the event of a decline in our stock price.

Tax Deductibility of Compensation.  Internal Revenue Code (the “Code”) Section 162(m) limits the amount of non-performance-based compensation paid to certain "covered employees"  as defined in Section 162(m) of the Code to $1,000,000. Our "covered employees" for purposes of Section 162(m) of the Code include, as of the last day of the applicable taxable year, our CEO (or the individual acting as our CEO) and the three most highly compensated Named Executive Officers (other than our Chief Financial Officer). Section 162(m) of the Code will limit certain deductions for compensation payments made to these covered employees unless the specifics of the plans impacted have been previously submitted to our stockholders for approval as “performance-based compensation.” Although the Compensation Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, the Compensation Committee retains discretion to authorize payment of compensation that may not be fully tax deductible when it believes this would be in our best interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Cardtronics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted by the Compensation Committee of the Board of Cardtronics, Inc.,

G. Patrick Phillips, Chairman

Jorge M. Diaz

Julie Gardner

Dennis F. Lynch

Mark Rossi

EXECUTIVE COMPENSATION

Summary Compensation Table for 2014

The following table discloses the compensation paid to or earned by our Named Executive Officers serving during the applicable period:

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total

Steven A. Rathgaber	2014	$637,644	$—	$2,589,118	$1,034,805	$8,364	$4,269,931
Chief Executive Officer	2013	590,507	—	1,805,689	467,286	5,694	2,869,176
	2012	569,384	—	1,231,926	829,381	594	2,631,285

J. Chris Brewster	2014	$383,723	$—	$945,515	$430,439	$8,129	$1,767,806
Chief Financial Officer	2013	372,386	—	789,144	191,430	5,501	1,358,461
	2012	359,476	—	537,160	340,675	5,388	1,242,699

David W. Dove	2014	$511,630	$—	$—	$624,987	$11,449	$1,148,066
President – North American Business Group	2013	167,123	250,000	4,375,000	134,000	17,703	4,943,826

Michael H. Clinard	2014	$414,332	$—	$719,887	$411,232	$8,210	$1,553,661
President – Global Services	2013	404,914	—	852,118	206,700	5,537	1,469,269
	2012	385,632	—	370,040	417,347	2,048	1,175,067

Jonathan Simpson-Dent (3)	2014	$442,804	$—	$696,179	$496,991	$72,092	$1,708,066
Managing Director – Cardtronics Europe	2013	161,130	—	1,055,400	240,052	23,423	1,480,005

____________

(1)Amounts included in the “Stock Awards” columns represent the aggregate grant date fair value of the awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, disregarding any estimates for forfeitures. A portion of the awards made to our Named Executive Officers are performance-based RSUs that are based upon the probable outcome of certain performance conditions at the date of grant. The grant date fair values ultimately realized by the executives upon the actual earning of the awards may be or were different to the values reflected above. For the stock awards granted in 2014, Messrs. Rathgaber, Brewster, Clinard, and Simpson-Dent earned 154% of the target number of performance-based RSUs.  Additionally, Mr. Brewster received a discretionary grant of 4,000 time-based RSUs in recognition of his leadership in the execution of various 2013 initiatives, as discussed previously. Mr. Dove’s performance-based RSUs granted to him in 2013 have three annual performance periods that commence in 2014;

therefore, the ultimate grant date fair value realized by him may differ from the value reflected above and may not exceed the maximum value in the table that follows. All RSUs will vest based on continued employment with the company (or to an employee’s qualified retirement date, if earlier). The maximum values of the 2014 performance-based RSUs, if the highest level of performance conditions were achieved, would have been as follows:

Name	Maximum Value of 2014 Stock Awards That Could Have Been Achieved
Steven A. Rathgaber	$3,883,697
J. Chris Brewster	$1,166,771
Michael H. Clinard	$1,079,830
Jonathan Simpson-Dent	$1,044,288

Assumptions used in the calculation of these amounts are included in Part II, Item 8. Financial Statements and Supplementary Data, Note 3, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2014, included in our 2014 Annual Report on Form 10-K.

(2)Amounts presented in the “All Other Compensation” column for 2014 include the following:

Name	Matching 401(k) Contributions	Life Insurance Premiums	Relocation Expenses	Other	Total
Steven A. Rathgaber	$7,800	$564	$—	$—	$8,364
J. Chris Brewster	$7,800	$329	$—	$—	$8,129
David W. Dove	$7,800	$436	$3,213	$—	$11,449
Michael H. Clinard	$7,800	$410	$—	$—	$8,210
Jonathan Simpson-Dent	$—	$132	$—	$71,960	$72,092

The “Other” column for Mr. Simpson-Dent includes $44,280 of contribution to a personal pension plan,  $16,476 of auto allowance, and $11,204 of health insurance benefits.

(3)The amounts presented for Mr. Simpson-Dent, excluding the “Stock Awards” have been converted from pounds sterling to United States dollars using the yearly average exchange rate of approximately $1.65 for 2014, and $1.60, the average effective exchange rate for the days he was employed with Cardtronics in 2013.

Grants of Plan-Based Awards for 2014

The following table sets forth certain information with respect to the RSUs granted during the year ended December 31, 2014 as well as the details regarding other plan-based awards granted in 2014 to each of our Named Executive Officers:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)
Name	Type of Equity Incentive Plan Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards
Steven A. Rathgaber		—	$325,000	$650,000	$1,300,000	—	—	—	—
	Time-based LTIP	3/27/2014	—	—	—	—	16,900	—	$647,270
	Performance-based LTIP	3/27/2014	—	—	—	25,350	50,701	101,402	$1,941,848
J. Chris Brewster		—	$135,188	$270,375	$540,750	—	—	—	—
	Discretionary (1)	3/12/2014	—	—	—	—	4,000	—	$167,680
	Time-based LTIP	3/27/2014	—	—	—	—	5,077	—	$194,449
	Performance-based LTIP	3/27/2014	—	—	—	7,616	15,232	30,464	$583,386
David W. Dove		—	$206,000	$412,000	$824,000	—	—	—	—

Michael H. Clinard		—	$135,545	$271,090	$542,180	—	—	—	—
	Time-based LTIP	3/27/2014	—	—	—	—	4,699	—	$179,972
	Performance-based LTIP	3/27/2014	—	—	—	7,049	14,097	28,194	$539,915
Jonathan Simpson-Dent (2)		—	$158,586	$317,171	$634,343	—	—	—	—
	Time-based LTIP	3/27/2014	—	—	—	—	4,544	—	$174,035
	Performance-based LTIP	3/27/2014	—	—	—	6,816	13,633	27,266	$522,144

____________

(1)Mr. Brewster received a discretionary grant of 4,000 time-based RSUs in recognition of services performed in 2013.

(2)The amounts presented for Mr. Simpson-Dent as “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” have been converted from pounds sterling to United States dollars using the yearly average exchange rate of approximately $1.65 for 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment-Related Agreements of Named Executive Officers

The following is a description of the material terms of the employment agreements we had with our Named Executive Officers as of December 31, 2014:

Employment Agreement with Steven A. Rathgaber – Chief Executive Officer. Mr. Rathgaber has served as our Chief Executive Officer and a director of our Board since February 1, 2010. In connection with Mr. Rathgaber’s appointment, we entered into an employment agreement with him that was also effective February 1, 2010. Under the terms of his agreement, Mr. Rathgaber received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2014” above, that is subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Rathgaber may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, Mr. Rathgaber is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. The agreement with Mr. Rathgaber provide for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. The initial three-year term of our employment agreement with Mr. Rathgaber expired in February 2013; however, the agreement has been automatically renewed through February 2016.

Employment Agreements with J. Chris Brewster – Chief Financial Officer and Michael H. Clinard – President – Global Services. In June 2008, following the expiration of the previous employment agreements for Messrs. Brewster and Clinard, we entered into new agreements with these executives. Under the terms of these agreements, Messrs. Brewster and Clinard received the base salaries presented in the “Salary” column of the “Summary Compensation Table for 2014” above. These executives’ base salary amounts are subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Messrs. Brewster and Clinard may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, each executive is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. The agreements with Messrs. Brewster and Clinard provide for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. The initial three-year term of our employment agreements with Messrs. Brewster and Clinard expired in June 2011. Mr. Brewster’s agreement has been automatically renewed through June 2015, and Mr. Clinard’s agreement was renewed through February 2015.  Effective March 1, 2015, Mr. Clinard, who together with his father, is considered one of the founders of our company, resigned his position as President of Global Services.  At the request of our CEO, Mr. Clinard agreed to continue his employment with us in a reduced capacity as “Special Advisor” to the CEO.  Accordingly, Mr. Clinard entered into a new and amended employment agreement with us effective March 1, 2015.  Under this agreement, Mr. Clinard will be paid an annual salary of $50,000, but will not participate in any of our equity or non-equity incentive programs.

Employment Agreement with David W. Dove – President – North American Business Group.  In September 2013, we entered into an employment agreement with Mr. Dove when he began serving as our Group President of Enterprise Growth. Under the terms of his agreement, Mr. Dove received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2014” above, that is subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Dove may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year. In addition, Mr. Dove is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. The agreement with Mr. Dove has a term of 3.5 years with no automatic renewal clause, expiring in February 28, 2017.

Employment Agreement with Jonathan Simpson-Dent – Managing Director – Cardtronics Europe.  In August 2013, in conjunction with the acquisition of Cardpoint Limited, we entered into an employment agreement with Mr. Simpson-Dent when he began serving as our Managing Director, Cardtronics Europe. Mr. Simpson-Dent’s previous employment with Payzone UK Limited (the entity from which we acquired Cardpoint Limited) is counted as part of his continuous employment with Cardtronics; therefore, the employment commencement date was February 2012. Under the terms of his agreement, Mr. Simpson-Dent received a base salary presented in the “Salary” column of the “Summary Compensation Table for 2014” above, that is subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Simpson-Dent may be eligible to receive annual awards under non-equity incentive plan and LTIP. In addition, Mr. Simpson-Dent is entitled to receive perquisite benefits customary to his position in the U.K, including car allowance, private medical insurance, life insurance, contribution to a personal pension plan, sick leave, and paid vacation time each year. The agreement with Mr. Simpson-Dent will continue until terminated by either party giving to the other not less than six months’ notice in writing.

Please see “Potential Payments upon a Termination or Change of Control” for a discussion of severance benefits available under our employment agreements with our Named Executive Officers.

Annual Non-Equity Incentive Plan Awards

The amounts awarded to each of the Named Executive Officers under our annual non-equity incentive plan for the fiscal year ended December 31, 2014 year were paid to the executives in March 2015. For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — 2014 Compensation Decisions — Non-Equity Incentive Plan” above.

Equity Incentive Awards

As noted above, we have two long-term equity incentive plans – the 2007 Plan and the 2001 Plan. The LTIP, which is an equity-based program subject to the terms and conditions of our 2007 Plan, is annually approved by the Compensation Committee. The following is a description of each plan and program.

2001 Plan.  In June 2001 and prior to us being a publicly traded company, our Board adopted the 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of the Board, no further awards will be granted under our 2001 Plan. As of December 31, 2014, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were non-qualified stock options. Of that amount, 6,177,704 options had been exercised.

2007 Plan.  In August 2007, our Board and our stockholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. In May 2014, our stockholders approved the second amendment and restatement of the 2007 Plan. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, restricted stock unit awards, annual incentive awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 9,679,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. The individual share limitations that any one participant can receive in any given fiscal year is 1,500,000 shares and, for awards denominated in cash amounts, the amount may not exceed $3,500,000 in a given year. As of December 31, 2014, options to purchase an aggregate of 416,500 shares of common stock (net of options cancelled) had been granted pursuant to the 2007 Plan, all of which were non-qualified stock options. Of that amount, 247,625 options had been exercised. Additionally, as of December 31, 2014,  4,516,800 shares of restricted stock awards and units, net of cancellations, had been granted pursuant to the 2007 Plan.

Long-Term Incentive Plan.  In the first quarter of each year since 2011, the Compensation Committee of our Board has approved our annual LTIPs, which are equity programs subject to the terms and conditions of our 2007 Plan that allow for annual equity awards to be made to eligible employees. The Compensation Committee has the sole authority to grant awards under the respective year’s LTIP to our Section 16 Officers, as defined by the SEC, and our Chief Executive Officer has the authority to grant awards to all non-Section 16 Officers and other employees. The Compensation Committee determined that any awards granted would be in the form of RSUs (as defined in the 2007 Plan). All awards in 2011 and 2012, and 75% of the awards in 2013 and 2014, were performance-based RSUs and are subject to a time-based vesting schedule. The remaining 25% of the awards in 2013 and 2014 only have a service-based vesting schedule, with no performance requirements. The number of performance-based RSUs potentially earned under the LTIP is based on the level of performance achieved during a given year. If we fail to achieve at least the threshold performance level on one of the metrics, none of the performance-based RSUs would be earned, and all of the grants would be forfeited. (See the “Compensation Discussion and Analysis – 2014 Compensation Decisions –2014 Long-Term Incentive Plan and other Performance Awards” section above for the 2014 threshold, target, and maximum amounts of each selected performance metric.) As of December 31, 2014,  1,258,855 RSUs (net of cancellations) had been granted and earned pursuant to the LTIPs, which is included in the number of restricted stock, net of cancellations, that is presented under the “2007 Plan” section above. Unless in exceptional circumstances, the Compensation Committee intends for all future equity grants to be made pursuant to the current year’s LTIP.

The type and number of awards held by each of our Named Executive Officers as of December 31, 2014 that were granted pursuant to each of our equity incentive plans are described below in the “Outstanding Equity Awards at Fiscal 2014 Year-End” section.

Selected Compensation in Proportion to Total Compensation

The following table sets forth salary and discretionary bonus compensation (“non incentive-based compensation”) and annual non-equity incentive plan and LTIP compensation (“incentive-based compensation”) as a percentage of total compensation that we paid for the year ended December 31, 2014 to each Named Executive Officer:

Name	Non Incentive-based Compensation	Incentive-based Compensation
Steven A. Rathgaber	14.9%	84.9%
J. Chris Brewster	21.7%	77.8%
David W. Dove	44.6%	54.4%
Michael H. Clinard	26.7%	72.8%
Jonathan Simpson-Dent	25.9%	69.9%

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to exercisable stock options and the number of RSUs that have not vested as of December 31, 2014:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Units That Have not Vested		Market Value of Units that Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Units That Have not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested (1)
Steven A. Rathgaber	—	—	—	3/27/2014	16,900	(2)	$652,002	50,701	(2)	$1,956,045
	—	—	—	3/29/2013	68,798	(2)	2,654,227	—		—
	—	—	—	3/27/2012	23,157	(2)	893,397	—		—
	—	—	—	1/31/2011	22,426	(2)	865,195	—		—

J. Chris Brewster	—	—	—	3/27/2014	5,077	(2)	$195,871	15,232	(2)	$587,651
	—	—	—	3/12/2014	4,000	(3)	154,320	—		—
	—	—	—	3/29/2013	30,067	(2)	1,159,985	—		—
	—	—	—	3/27/2012	10,097	(2)	389,542	—		—
	—	—	—	1/31/2011	8,950	(2)	345,291	—		—
	59,227	$10.55	3/6/2016	—	—		—	—		—

David W. Dove	—	—	—	9/1/2013	56,250	(4)	$2,170,125	50,000	(5)	$1,929,000

Michael H. Clinard	—	—	—	3/27/2014	4,699	(2)	$181,287	14,097	(2)	$543,862
	—	—	—	3/29/2013	32,466	(2)	1,252,538	—		—
	—	—	—	3/27/2012	9,377	(2)	361,765	—		—
	—	—	—	1/31/2011	11,000	(2)	424,380	—		—
	485	$10.55	3/6/2016	—	—		—	—		—

Jonathan Simpson-Dent	—	—	—	3/27/2014	4,544	(2)	$175,308	13,633	(2)	$525,961
	—	—	—	9/4/2013	22,500	(6)	$868,050	—		—

__________

(1)	The market value of RSUs that have not vested is based on the closing market price of our stock on December 31, 2014 of $38.58 per share.

(2)

These RSUs vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively (or to an employee’s qualified retirement date, if earlier). These restricted shares were granted under our respective year’s LTIPs, which are governed by our 2007 Plan. The number of unearned RSUs that have not vested shown above are at target level of performance achievement.

(3)

These RSUs vest after 12,  24, and 36 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%, respectively (or to an employee’s qualified retirement date, if earlier). These RSUs were granted as a discretionary award under the 2013 LTIP, which is governed by our 2007 Plan.

(4)	These RSUs vest at the rate of 25% of the award vesting on each vesting date of September 1, 2015, September 1, 2016, and February 28, 2017. These RSUs were granted pursuant to our 2007 Plan.

(5)

These RSUs are divided into three separate tranches of 16,666, 16,666 and 16,668 target RSUs each, with each tranche having its own annual performance period (specifically, for calendar years 2014, 2015, and 2016) and performance targets or goals. The number of RSUs earned for the applicable year will be determined by the Compensation Committee of our Board on or before March 31 of the year immediately following each performance period, and will vest at that time. These RSUs were granted pursuant to our 2007 Plan.

(6)	These RSUs vest at the rate of 25% of the award on August 7th of 2014, 2015, 2016, and 2017. These RSUs were granted pursuant to our 2007 Plan.

Option Exercises and Stock Vested During Fiscal Year 2014

The following table sets forth information relating to each exercise of stock options and each vesting of restricted stock awards and units during the year ended December 31, 2014 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Steven A. Rathgaber	—	—	133,080	$5,156,185
J. Chris Brewster	30,000	$826,239	44,047	$1,776,851
David W. Dove	—	—	18,750	$670,969
Michael H. Clinard	—	—	45,376	$1,828,343
Jonathan Simpson-Dent	—	—	7,500	$285,300

____________

(1)	Value realized was calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the option.

(2)

Value realized was calculated by multiplying the market value of our common stock (which was the average of the high and low trading price of our common stock on the applicable vesting date) by the number of shares that became vested on the applicable vesting dates.

Pension Benefits

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The contribution to a  pension plan made on behalf of Mr. Simpson-Dent was made to his personal pension plan that is not sponsored by us. In the future, however, the Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

In 2014, we did not offer, and, therefore, none of our Named Executive Officers participated in or had account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. For 2015, however, the Compensation Committee elected to provide our officers, directors and other employees with non-qualified deferred compensation benefits.

Potential Payments upon a Termination or Change in Control

We provide our Named Executive Officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations without cause or resulting from change in control transactions where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times. In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements with Messrs. Rathgaber, Brewster, Clinard, Dove, and Simpson-Dent that were in effect on December 31, 2014 contain severance and change in control provisions.  Following the end of 2014, we entered into a new agreement with Mr. Clinard (described below), but because this section is intended to describe our arrangements as of

December 31, 2014, Mr. Clinard’s information will relate to his previous employment agreement that was still in effect on that date.

The employment agreements in place as of December 31, 2014 contain the following definitions for each of the possible “triggering events” that could result in a termination payment to the below-referenced Named Executive Officers:

•Cause.  Messrs. Rathgaber, Brewster, Clinard, and Dove may be terminated for cause if the executive: (i) engages in gross negligence, gross incompetence, or willful misconduct in the performance of his employment duties; (ii) refuses, without proper legal reason, to perform his employment duties and responsibilities; (iii) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established; (iv) willfully engages in conduct that is materially injurious to us; (v) discloses without specific authorization confidential information that is materially injurious to us; (vi) commits an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty to us; (vii) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

In addition to the above-referenced causes for termination, under Mr. Dove’s employment agreement, Mr. Dove may be terminated if he fails three successive quarterly performance reviews.

Mr. Simpson-Dent may be terminated for cause if he: (i) commits any material breach of his duties, or repeats any breach or continuously breaches or fails to observe any express or implied obligations arising from his position with us, including refusing to comply with any reasonable/lawful instructions given to him by the Board; (ii) commits any serious misconduct; (iii) has been guilty of engaging in any conduct, which in the opinion of the Board, adversely impacts the reputation of the Company; (iv) becomes prevented by applicable law or regulation from continuing to perform his obligations with us; (v) commits any act of fraud or dishonesty (whether or not in connection with his position with the Company) or committed any act, which in the reasonable opinion of the Board, adversely affects his ability to properly to carry out his duties; (vi) becomes unable to pay his debts; (vii) is convicted of a criminal offense; (viii) is convicted of any offense relating to bribery or insider dealing; (ix) becomes of unsound mind or a patient or has been admitted to a hospital due to a mental disorder; and (x) resigns or otherwise ceases to be an executive by reason of his own actions or fault without prior consent of the Board.

•Change in Control.  Messrs. Rathgaber, Brewster, Clinard and Dove’s agreements state that a change in control may occur upon any of the following events:

•a merger, consolidation, or asset sale where all or substantially all of our assets are sold to another entity if (i) the holders of our equity securities no longer own the same proportion of equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity, or (ii) the members of the Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

•our dissolution or liquidation;

•the date any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the resulting entity’s outstanding securities; or

•as a result of or in connection with a contested election of directors, the members of the Board immediately before such election cease to constitute a majority of the Board.

Our Named Executive Officers may be subject to a federal excise tax on compensation they receive in connection with a change in control of our company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax to the extent of the excess of such value over the executive’s average annual taxable compensation from our company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us), if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. In accordance with their employment agreements, if such excise tax is applicable, Messrs. Rathgaber, Brewster, and Clinard are entitled to receive a “gross-up payment” from the company in an amount necessary to place the executive in the same after-tax position had no portion of such contingent payments been subject to excise tax. Mr. Dove’s employment agreement does not provide for a potential gross-up payment.

A change in control under Mr. Simpson-Dent’s employment agreement is any event of liquidation of the company due to merger, consolidation or sale or as part of any arrangements for the merger, consolidation or demerger not involving liquidation.

•Good Reason.  Messrs. Rathgaber, Brewster, Clinard, and Dove have the right to terminate employment upon the occurrence of any of the following good reason events (which in the case of Mr. Dove’s employment agreement, are limited to those events that occur within the 12 month period immediately following a Change in Control): (i) a material diminution in the executive’s base salary (defined as 5% or more for Mr. Dove); (ii) a material diminution of the executive’s authority, duties or responsibilities of his job function; and (iii) without the executive’s prior consent, a required involuntary relocation of more than 75 miles (50 miles for Mr. Dove) from our corporate headquarters in Houston, Texas. Additionally, in the case of Messrs. Rathgaber and Dove,  they may also terminate employment for good reason in the event of a material breach by us of our agreement with them and in the case of Mr. Dove, he may also terminate employment for good reason in the event of a material diminution of the executive’s reporting relationship with his immediate supervisor(s).

Under Mr. Simpson-Dent’s employment agreement, either we or the executive may terminate employment for any reason upon providing at least six months’ prior written notice.

•Totally Disabled.  Under Messrs. Rathgaber, Brewster, Clinard and Dove’s employment agreements, we have the right to terminate the executive’s employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, as certified by a competent physician (without this specifically being deemed as “totally disabled”).

Pursuant to Mr. Simpson-Dent’s employment agreement, we may terminate the executive’s employment if the executive cannot perform his duties by reason of ill-health or accident or other incapacity, and has been so prevented for at least a continuous period of 243 days or for an aggregate period of 243 days in the preceding 12 month period (whether or not, in either case, working days).

•Without Cause Termination.  Under Messrs. Rathgaber, Brewster, Clinard, and Dove’s employment agreements, a termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause (and in Mr. Dove’s case, termination for failure to pass three successive quarterly performance reviews).

Each of our Named Executive Officers has received equity awards grants pursuant to our 2007 Stock Incentive Plan, the award agreements of which contain provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios.  Awards granted were granted under either the sub-plan LTIPs or the overriding 2007 Plan. Under Messrs. Rathgaber, Brewster, and Clinard’s employment agreements, the Named Executive Officers are entitled to the following equity award treatment in the event of a termination of employment or a change in control:

•Each of the executives will receive partial (25%) accelerated lapsing upon a termination of employment as a result of death or disability;

•Messrs. Rathgaber, Brewster, and Clinard also will receive partial (50%) accelerated lapsing upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination other than for cause or a good reason termination follows such a change in control; and

•Finally, if Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without Cause, then he will receive partial (25%) accelerated vesting.

Each equity award granted between 2011 and 2014 consisted of RSU awards. Under the terms of the agreements governing our applicable LTIPs and Restricted Stock Unit Agreements, if a Named Executive Officer: (i) is terminated due to death or disability; (ii) resigns and such resignation constitutes a “Qualified Retirement” (defined as the employee (a) having been employed for a minimum of 5 years by us, and (b) being 60 years of age at the time of resignation); or (iii) is involuntarily terminated within 24 months following a Corporate Change (which is substantially the same definition as the Change in Control definition in the employment agreements described above), then the forfeiture restrictions on all earned RSUs that have not previously lapsed will immediately lapse. In the event that a Named Executive Officer is eligible for Qualified Retirement after the end of the performance period, but prior to the date that is 12 months prior the end of the time-based vesting period, then a Corporate Change that also qualifies as a change in control pursuant to Section 409A of the Code will result in all earned RSUs becoming fully vested and paid out in shares of our common stock. If the Named Executive Officer is not eligible for a Qualified Retirement during the period noted in the preceding sentence, then the holder may be eligible to receive a replacement award for the RSU. A “replacement award” shall be an award that has a value at least equal to the value of the replaced RSU, it relates to a publicly traded equity security of the successor of the Corporate Change, and it has terms no less favorable to the participant than the terms of the original RSU award. If an RSU holder is provided with a replacement award following a Corporate Change to replace the then-outstanding earned RSUs, then the replaced RSUs will be cancelled. However, if the Named Executive Officer does not receive a replacement award for his or her earned RSUs in connection with a Corporate Change, then the earned RSUs that the Named Executive Officer holds at the time of the Corporate Change will become fully vested and paid out in shares of our common stock.

Unless otherwise noted above, the definitions of the applicable terms in the RSU agreements are substantially similar to the same terms as described above within Messrs. Rathgaber, Brewster, Clinard and Dove’s employment agreements.

The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of the company as of December 31, 2014. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our stockholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2014.

The amount of compensation payable to each applicable Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2014. The amounts shown assume that such termination event was effective as of December 31, 2014 and that the closing price of our common stock on that date was $38.58.  There are no values disclosed in the table below attributable to any stock option awards, as each stock option held by our Named Executive Officers on December 31, 2014 was already vested and exercisable. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

Potential Payments upon a Termination or Change in Control Table

Executive	Benefits	Termination by Us Without Cause, or Good Reason Termination By Executive		Change in Control (No Termination)		Termination in Connection with a Change in Control		Death or Disability
Steven A. Rathgaber	Base Salary	$1,300,000	(1)	$—		$1,300,000	(1)	$—
	Non-equity incentive compensation	1,502,091	(1)	—		1,502,091	(1)	—
	Post-employment health care	36,805	(1)	—		36,805	(1)	—
	Equity Awards	—		7,020,866	(2)	7,020,866	(3)	7,020,866	(4)
	Total	$2,838,896		$7,020,866		$9,859,762		$7,020,866

J. Chris Brewster	Base Salary	$772,500	(1)	$—		$772,500	(1)	$—
	Non-equity incentive compensation	621,869	(1)	—		621,869	(1)	—
	Post-employment health care	36,805	(1)	—		36,805	(1)	—
	Equity Awards	—		2,832,659	(2)	2,832,659	(3)	2,832,659	(4)
	Total	$1,431,174		$2,832,659		$4,263,833		$2,832,659

David W. Dove	Base Salary	$1,115,833	(5)	$—		$1,115,833	(5)	$515,000	(7)
	Non-equity incentive compensation	892,667	(5)	—		892,667	(5)	412,000	(7)
	Post-employment health care	24,351	(5)	—		24,351	(5)	24,351	(7)
	Equity Awards	4,099,125	(6)	—		2,170,125	(3)	4,099,125	(7)
	Total	$6,131,976		$—		$4,202,976		$5,050,476

Michael H. Clinard	Base Salary	$834,122	(1)	$—		$834,122	(1)	$—
	Non-equity incentive compensation	617,932	(1)	—		617,932	(1)	—
	Post-employment health care	36,526	(1)	—		36,526	(1)	—
	Equity Awards	—		2,763,833	(2)	2,763,833	(3)	2,763,833	(4)
	Total	$1,488,580		$2,763,833		$4,252,413		$2,763,833

Jonathan Simpson-Dent	Base Salary	$226,551	(8)	$226,551	(8)	$226,551	(8)	$—
	Non-equity incentive compensation	496,991	(8)	496,991	(8)	496,991	(8)	—
	Post-employment health care and auto allowance	27,680	(8)	27,680	(8)	27,680	(8)	—
	Equity Awards	—		701,269	(2)	1,569,319	(3)	1,569,319	(4)
	Total	$751,222		$1,452,491		$2,320,541		$1,569,319

____________

(1)

For Messrs. Rathgaber, Brewster, and Clinard, in the event of a without cause termination, a good reason termination by the executive, or a termination in connection with a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. For Messrs. Rathgaber, Brewster and Clinard, the average of the executive’s 2014 and 2013 payout amounts under our non-equity incentive plan were used to calculate the values in the table above. For each executive, all amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months.

(2)

Pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, and Simpson-Dent’s RSU agreements and the terms of our LTIPs, in the event a change in control occurs, earned awards exchanged for replacement awards will be deemed cancelled, or earned awards not exchanged for replacement awards are immediately fully vested and settled. We’ve assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number RSUs that would have vested as of December 31, 2014 upon the change in control and (b) $38.58, the closing price of our common stock as of December 31, 2014.

Additionally, pursuant to the terms of the executives’ 2014 RSU agreements and the terms of our 2014 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We’ve assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2014 upon the change in control, and (b) $38.58, the closing price of our common stock as of December 31, 2014.

(3)

Pursuant to the terms of each of our Named Executive Officer’s RSU agreements and the terms of our LTIPs, in the event a change in control occurs, earned awards exchanged for replacement awards will be deemed cancelled, or earned awards not exchanged for replacement awards are immediately fully vested and settled. We have assumed that the RSUs would be fully vested and settled, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2014 upon the change in control, and (b) $38.58, the closing price of our common stock as of December 31, 2014.

Additionally, pursuant to the terms of Messrs. Rathgaber, Brewster, Clinard, and Simpson-Dent’s RSU agreements and the terms of our 2014 LTIP, in the event a change in control occurs during a performance period, the awards granted during the performance period shall be treated as earned at the target level. We have assumed that the RSUs would be fully vested and settled at the target level, rather than receiving a replacement award. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2014 upon the change in control, and (b) $38.58, the closing price of our common stock as of December 31, 2014.

(4)

Pursuant to the terms of the LTIPs, in the event a participant’s employment with us terminates as a result of death or disability after a performance period but prior to full vesting, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of RSUs that would have vested as of December 31, 2014 upon the aforementioned events, and (b) $38.58, the closing price of our common stock as of December 31, 2014.

Additionally, pursuant to the terms of the 2014 LTIP, in the event a participant’s employment with us terminates as a result of death or disability during the performance period, awards granted during that performance period shall be treated as earned at the target level, with any such earned awards becoming fully vested and paid out in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of RSUs that would have vested as of December 31, 2014 upon the aforementioned events, and (b) $38.58, the closing price of our common stock as of December 31, 2014.

Finally, pursuant to the terms of Mr. Dove’s RSU agreement, in the event his employment with us terminates as a result of death or disability, any unvested earned awards shall become fully vested and settled in shares of company stock as soon as practicable following such employment termination. The amounts presented represent the product of (a) the number of RSUs that would have vested as of December 31, 2014 upon the aforementioned events, and (b) $38.58, the closing price of our common stock as of December 31, 2014.

(5)

Pursuant to the terms of Mr. Dove’s employment agreement, in the event of a without cause termination or a Good Reason termination by the executive, he would be entitled to receive severance pay equal to the sum of his base salary and his annual target bonus under our non-equity incentive plan, divided by 12 and multiplied by the number of full calendar months remaining in the period on the date of his termination and ending on February 28, 2017, but no greater than 36 months. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 12 months.

Finally, pursuant to Mr. Dove’s employment agreement, “Good Reason” includes the occurrence of any of the events described in the section above Potential Payments upon a Termination or Change in Control - Good Reason, within a 12 month period immediately following a Change in Control.  Accordingly, any termination by the executive for Good Reason would entitle the executive to receive the amounts described in the table above under the column Termination by Us Without Cause, or Good Reason Termination By Executive.

(6)

Pursuant to the terms of Mr. Dove’s employment agreement, in the event Mr. Dove terminates his employment with us for Good Reason or if he is terminated by us without Cause, he will receive 100% accelerated vesting of the time-based RSUs granted to him and all unvested performance-based RSUs granted to him will be deemed earned or vested at target levels. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2014 and (b) $38.58, the closing price of our common stock as of December 31, 2014.

(7)

Pursuant to the terms of Mr. Dove’s employment agreement, in the event Mr. Dove’s employment with us is terminated due to death or disability, he (or his estate) would be entitled to receive an amount equal to the sum of the his base salary as of the date of termination (or, if there are less than 12 months remaining in the term on the date of termination, the amount that would equal the executive’s base salary divided by 12, and multiplied by the number of full calendar months remaining in the term), and his annual target bonus, pro-rated for the number of days that the executive provided employment services under the agreement during the performance period to which the annual target bonus relates. All amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive. Mr. Dove will also receive 100% accelerated vesting of the time-based RSUs granted to him and all unvested performance-based RSUs granted to him will be deemed earned or vested at target levels. The amounts presented above represent the product of (a) the number of RSUs that would have vested as of December 31, 2014 and (b) $38.58, the closing price of our common stock as of December 31, 2014.

Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 12 months.

(8)

Pursuant to the terms of Mr. Simpson-Dent’s employment agreement, in the event Mr. Simpson-Dent terminates his employment with us or if he is terminated by us for any reason, other than good cause or mental illness, he would be entitled to receive severance pay equal to his base salary during the notice period, which is for six months.  In addition, under the terms of the employment agreement, during the six month notice period, Mr. Simpson-Dent may receive compensation in addition to his base salary depending on how he and we determine to handle his conduct during such period.  The options available are as follows: (i) Mr. Simpson-Dent would be required to continue working during the notice period, in which event he would be entitled to receive his salary and all his contractual benefits, including, but not limited to bonus, car allowance and medical allowance, (ii) he can be paid in lieu of notice, in which event Mr. Simpson-Dent’s employment would terminate immediately and the payment would be equivalent to his fixed salary only for six months and he would not receive payment for any benefits, or (iii) he can serve his notice on ‘garden leave’ in which event, Mr. Simpson-Dent would continue to receive his salary and all his contractual benefits, but he may not be required to attend work.

Our employment agreements with Messrs. Rathgaber, Brewster, Clinard, and Dove require the executives to sign a full release within 50 days of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or stockholders as a condition to receiving any severance benefits due under the employment agreements. Further, the employment agreements with Messrs. Rathgaber, Brewster, Clinard, and Dove also contain non-compete and non-solicitation restrictions for a 12-month period (24-month period for Mr. Dove), during which the executives may not (i) directly or indirectly participate in or have significant ownership in a competing company; (ii) solicit or advise any of our employees to leave our employment; or (3) solicit any of our customers either for his own interest or that of a third party. Finally, the employment agreements with Messrs. Rathgaber, Brewster, and Clinard allow the executives to receive a federal excise tax gross-up payment calculated pursuant to Section 280G of the Code. However, none of the executives’ severance amount in the event the executive’s employment was terminated on December 31, 2014 following a change in control of our company exceeded his Section 280G safe harbor amount.

Additionally, pursuant to the terms of our 2001 and 2007 Stock Incentive Plans (the “Plans”), the Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans. Such actions and/or changes could include (but are not limited to): (i) acceleration of the vesting of the outstanding, non-vested options; (ii) modifications to the number and price of shares subject to the option agreements; and/or (iii) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). The Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding common stock by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

As noted above, Mr. Clinard entered into a new employment agreement with us on March 1, 2015.  That agreement is for a one year term and may not be extended except upon mutual agreement of the parties. Under his new employment agreement, in the event of a termination without cause or due to his death or disability, Mr. Clinard is entitled only to payment of his salary and unreimbursed expenses through the termination date and the acceleration of the vesting of previously earned equity grants that would otherwise vest prior to the end of the one year term.  If Mr. Clinard resigns his position, he is entitled only to payment of his salary and unreimbursed expenses through the termination date.  There are no change in control termination provisions.

Risk Assessment Related to Our Compensation Structure

We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on us. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

•The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•Our 2014 non-equity incentive compensation plan has a cap.

•Our 2014 non-equity incentive compensation plan has a recoupment policy, pursuant to which any amounts paid out under the plan may be subject to recoupment by us if the operating or financial results used to calculate such amounts are restated.

•Compliance and ethical behaviors are integral factors considered in all performance assessments.

•We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short term.

We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

DIRECTOR COMPENSATION

The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2014:

Director Compensation Table for 2014

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
J. Tim Arnoult	$75,833	$120,002	$195,835
Jorge M. Diaz	$69,996	$120,002	$189,998
Julie Gardner	$55,833	$120,002	$175,835
Dennis F. Lynch	$147,914	$120,002	$267,916
G. Patrick Phillips	$87,500	$120,002	$207,502
Mark Rossi	$79,163	$120,002	$199,165
Juli C. Spottiswood	$84,587	$120,002	$204,589

____________

3
(1)

This column shows the grant date fair value of each RSU granted in 2014, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 3 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. As of December 31, 2014, each non-employee Director held 2,811 outstanding RSUs.

Only non-employee directors receive compensation for service on our Board of Directors. The 2014 compensation paid to our non-employee directors consisted of:

•an annual award of restricted stock, valued at approximately $120,000 at the time of grant;

•an annual cash retainer of $50,000, with no additional fees paid for Board and committee meetings attended;

•an additional annual cash retainer of $75,000 for the Chairman of the Board;

•an annual cash retainer of $10,000 for each committee of which the director is a member, except the Finance Committee which through November 2014 was a per meeting payment of $1,250, and in December 2014 switched to an annual cash retainer of $10,000, which was pro-rated starting in December 2014; and

•an additional annual cash retainer of $10,000 for the chair of each committee, except the Finance Committee which through November 2014 was a per meeting payment of $1,500, and in December 2014 switched to an annual cash retainer of an additional $10,000, which was pro-rated starting in December 2014.

Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2014 stock award to all non-employee directors was granted on March 6, 2014 and the forfeiture restrictions lapsed in full on March 6, 2015.

2015 Review of Director Compensation

In March 2015, Meridian completed a review of director compensation for the same Peer Group used by the company in making 2014 executive pay decisions.  Meridian provided the median compensation for various director assignments, and the Compensation Committee, guided by its philosophy that our director compensation should be at or near the median of our Peer Group, determined that our director compensation for 2015 will be increased from the 2014 director compensation. Effective March 24, 2015, the 2015 annual stock award was increased from $120,000 to $130,000, and the annual cash retainer increased from $50,000 to $60,000. Additionally, the Compensation Committee determined that the target ownership level under our stock ownership policy for our non-employee directors should be increased from 3x to 4x their annual retainer.

Compensation Committee Interlocks and Insider Participation

During 2014, Jorge M. Diaz, Julie Gardner, Dennis F. Lynch, G. Patrick Phillips, and Mark Rossi served on our Compensation Committee. During 2014, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee or had any relationships with us or any of our subsidiaries requiring disclosure. Additionally, none of our executive officers has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with our Directors and Officers

There were no transactions or series of similar transactions since January 1, 2014 to which we are or were a party that involved an amount exceeding $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Approval of Related Person Transactions

In the ordinary course of business, we may enter into a transaction with related persons. The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy, which was amended and restated on January 21, 2011. The Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either approving or disapproving the entry into such transaction. Our Related Persons Transaction Policy is available on our website at www.cardtronics.com.

Audit Matters

Report of the Audit Committee

Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. The Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of the Audit Committee Charter is available on our website at www.cardtronics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with Cardtronics, Inc.’s management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics, Inc. and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditors’ communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, the Audit Committee discussed the matters required to be discussed by PCAOB Auditing Standard No. 16, as adopted by the PCAOB and approved by the SEC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics, Inc.,

Juli C. Spottiswood, Chairman

Mark Rossi

J. Tim Arnoult

G. Patrick Phillips

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2014	2013
	(In thousands)
Audit Fees	$1,876	$2,141
Audit-Related Fees	—	180
Tax Fees	240	69
All Other Fees	9	—
Total	$2,125	$2,390

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of several of our entities in the U.K., Germany, and Mexico. The 2014 audit fees also include audit services associated with certain acquisitions, and our senior subordinated notes offering. The 2013 audit fees also include audit services associated with certain acquisitions, a convertible note offering, and tax restructuring activities. The audit related fees for 2013 mostly relate to fees paid to KPMG LLP for financial due diligence associated with certain acquisition activities.   The tax fees in 2014 and 2013 mostly relate to fees paid to KPMG LLP for general tax consulting services.

The Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and has determined such services for fiscal year 2014 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Among its other duties, the Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to the Audit Committee Chairman. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of the Audit Committee Chairman or the entire Audit Committee is requested. The Audit Committee Chairman or the Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee Chairman or the entire Audit Committee approved all of the services provided by KPMG LLP in 2014 and 2013.

PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2016 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than January 14, 2016.

In addition to the requirements of the SEC described above, and as more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote and who complies with the following notice procedures.

A stockholder making a nomination for election to our Board or a proposal of business, must deliver proper notice to our Corporate Secretary at least 120 days prior to the anniversary date of the 2015 Annual Meeting of Stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2016 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no later than January 14, 2016.

If a stockholder provides notice for a proposal of business to be considered at the annual meeting, the notice must include the following information:

•a  brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•the  stockholder's name and address as they appear on our books;

•the number and class of all shares of each class of our stock owned of record and  beneficially by the stockholder;

•any material interest of the stockholder in the matter proposed (other than as a  stockholder), if applicable;

•in the case of a Nominee Holder (as defined in our Bylaws), evidence establishing the  Nominee Holder's indirect ownership of stock and entitlement to  vote the  stock on the matter proposed at the meeting; and

•any other information that is required to be provided by stockholder pursuant to Regulation 14A under the Exchange Act in  the stockholder’s capacity as a  proponent to a stockholder proposal.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2016 Annual Meeting of Stockholders that the stockholder does not seek to have included in our Proxy Statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 17, 2016, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 17, 2016, and the matter nonetheless is permitted to be presented at the 2015 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the Proxy Statement for the meeting.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

Please see “Corporate Governance – Our Board – Director Selection and Nomination Process” for additional information concerning the notice requirements for director nominations by stockholders.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

ANNUAL REPORT TO STOCKHOLDERS

Our  Annual Report on Form 10-K,  which includes our consolidated financial statements for the fiscal year ended December 31, 2014, accompanies the proxy material and is available at www.cardtronics.com. The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, printed copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We will furnish a copy of any exhibit to our Annual Report on Form 10‑K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761.

DIRECTIONS TO 2015 ANNUAL  MEETING  OF STOCKHOLDERS

The  Annual Meeting will be  held at our Houston offices, which are located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. Directions are as follows:

From George Bush Intercontinental Airport:  Take Beltway 8 West. Exit and turn left onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the building. Please park on the roof of the parking garage.

From Hobby Airport:  Turn left onto Airport Blvd. Turn left onto Telephone  Road. Take Beltway 8 West. Exit and turn right onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection. Free parking is available in the parking  garage located to the left rear of the building. Please park on the roof of the parking  garage.

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2015. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

**VOTE IN PERSON**
If you would like to attend the Annual Meeting and vote in person, please review the requirements in the accompanying proxy statement. For directions to the Annual Meeting, please see "Directions to 2015 Annual Meeting of Stockholders" in the accompanying proxy statement.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M85155-P59360 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**CARDTRONICS, INC.**

**The Board of Directors recommends you vote FOR the following proposals:**

| | For | Against | Abstain |
|---|---|---|---|
| 1. Election of the following nominees as Class II Directors; **Nominees:** | | | |
| 1a. J. Tim Arnoult | ☐ | ☐ | ☐ |
| 1b. Dennis F. Lynch | ☐ | ☐ | ☐ |
| 1c. Juli C. Spottiswood | ☐ | ☐ | ☐ |
| 2. A resolution in which the shareholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers; and | ☐ | ☐ | ☐ |
| 3. A proposal to ratify the Audit Committee's selection of KPMG as the Company's Auditors for the fiscal year ending December 31, 2015. | ☐ | ☐ | ☐ |

**NOTE:** In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting. | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date